UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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PulteGroup, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PULTEGROUP, INC.

3350 Peachtree Road NE, Suite 150

Atlanta, Georgia 30326

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We will hold our annual meeting of shareholders at 3350 Peachtree Road NE, Atlanta, Georgia, on May 3, 2017, at 8:30 a.m., Eastern Time. At this meeting, shareholders will vote on:

•	The election of the twelve nominees for director named in this Proxy Statement to serve a term of one year.

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

•	An advisory vote to approve executive compensation.

•	An advisory vote to approve the frequency of the advisory vote regarding executive compensation.

•	Such other business as may properly come before the meeting.

You can vote if you were a shareholder of record at the close of business on March 10, 2017.

In accordance with the rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are furnishing proxy materials to our shareholders over the internet. We believe this e-proxy process expedites shareholders’ receipt of proxy materials and reduces the costs and environmental impact of our annual meeting of shareholders. On March 21, 2017, we will begin mailing a Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting (“Notice”) to our shareholders containing instructions on how to access this Proxy Statement and our 2016 Annual Report on Form 10-K and vote online, as well as instructions on how to receive paper copies of these documents for shareholders who so elect.

We encourage you to vote promptly, whether or not you plan to attend the meeting. You may instruct us as to how you would like your shares to be voted via the internet or telephone. If you received a paper copy of the proxy card by mail, you may sign and return the proxy card in the envelope provided. Instructions regarding these three methods of voting are contained on the Notice and proxy card.

By Order of the Board of Directors

TODD N. SHELDON

Executive Vice President, General Counsel

and Corporate Secretary

Atlanta, Georgia

March 21, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2017.

The Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders and the Annual Report on Form 10-K to Shareholders for the fiscal year ended December 31, 2016 are available at: www.proxyvote.com.

PROXY STATEMENT

The Board of Directors of PulteGroup, Inc. (“PulteGroup” or the “Company”) is soliciting proxies on behalf of the Company to be used at the annual meeting of shareholders (the “Annual Meeting”) to be held on May 3, 2017, at 8:30 a.m., Eastern Time, at 3350 Peachtree Road NE, Atlanta, Georgia. In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is making this Proxy Statement and the Company’s Annual Report on Form 10-K (“Annual Report”) available to our shareholders electronically via the internet. In addition, the Company is using the SEC’s Notice and Access Rules to provide shareholders with more options for receipt of these materials. Accordingly, on or about March 21, 2017, the Company will be mailing a Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting (the “Notice”) to our shareholders containing instructions on how to access this Proxy Statement and the Company’s Annual Report on the internet, how to vote online or by telephone, and how to receive paper copies of the documents and a proxy card.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING:

What am I voting on?

You are voting on four proposals:

1.	The election of the twelve nominees for director named in this Proxy Statement to serve a term of one year.

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

3.	An advisory vote to approve executive compensation.

4.	An advisory vote to approve the frequency of the advisory vote regarding executive compensation.

What are the voting recommendations of the Board?

The Board of Directors recommends the following votes:

•	FOR the election of the twelve nominees for director named in this Proxy Statement.

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

•	FOR the proposal relating to the Company’s executive compensation.

•	ONE YEAR on the proposal relating to the frequency of the advisory vote regarding executive compensation.

Will any other matter be voted on?

We are not aware of any other matters on which you will be asked to vote at the meeting. If you authorize a proxy to vote your shares and any other matter is properly brought before the meeting, Ryan R. Marshall and Todd N. Sheldon, acting as your proxies, will vote for you in their discretion.

How do I vote my shares?

If you are a shareholder of record as of the close of business on March 10, 2017 (the record date), you can give a proxy to be voted at the meeting either:

•	if you received your proxy materials by mail, by mailing in the enclosed proxy card;

•	by written ballot at the meeting;

•	over the telephone by calling a toll-free number; or

•	electronically, using the internet.

If you complete and mail in your proxy card, your shares will be voted as you indicate. If you do not indicate your voting preferences, Ryan R. Marshall and Todd N. Sheldon, acting as your proxies, will vote your shares FOR Items 1, 2 and 3 and for ONE YEAR on Item 4.

The telephone and internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the internet, please refer to the instructions on the Notice or proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has provided or will provide voting instructions for you to use in directing the broker or nominee on how to vote your shares.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Computershare Trust Company, N.A., the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

Can I change my vote?

Yes. You can change your vote or revoke your proxy before the meeting in any of three ways:

•	by submitting another proxy by telephone, via the internet or by mail that is later dated and, if by mail, that is properly signed;

•	by submitting written notice to the Corporate Secretary of the Company, which notice must be received by the Company by 5:00 p.m., Eastern Time, on May 2, 2017; or

•	by voting in person at the meeting.

What percentage of the vote is required for a proposal to be approved?

Each director will be elected by vote of a majority of the votes cast with respect to that director’s election in person or represented by proxy and entitled to vote on the election of directors. The service of such directors will be subject to the Amended and Restated By-laws of the Company. For further details, see the “Election of Directors” section below. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and the advisory vote to approve executive compensation each require the affirmative vote of a majority of the votes cast at the meeting. Although the advisory vote to approve executive compensation is non-binding, the Board of Directors will review the results of the vote and will take them into account in making a determination concerning executive compensation. In addition, a plurality of the votes cast for the proposal relating to the frequency of the advisory vote regarding executive compensation will be considered the shareholders’ preferred frequency for holding an advisory vote on executive compensation.

Who will count the vote?

Broadridge Financial Solutions, Inc. will act as the independent tabulator to receive and tabulate the proxies.

What does it mean if I get more than one Notice or proxy card?

It means your shares are held in more than one account. You should vote the shares on all of your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. To facilitate this preference, you should contact your bank, broker or intermediary where you would like the shares to be consolidated. They can assist you in the process of consolidating your accounts.

Why did I receive a one-page Notice in the mail regarding the internet availability of proxy materials instead of a full set of printed materials?

Pursuant to rules adopted by the SEC, the Company is required to provide access to its proxy materials via the internet and has elected to use the SEC’s Notice and Access Rules for soliciting proxies. Accordingly, the Company is sending a Notice to all of its shareholders as of the record date. All shareholders may access the Company’s proxy materials on the website referred to in the Notice. Shareholders may also request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials via the internet and how to request a printed copy can be found in the Notice. Additionally, by following the instructions in the Notice, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who can attend the Annual Meeting?

All shareholders of record as of the close of business on March 10, 2017 can attend. Registration will begin at 8:00 a.m., Eastern Time. Institutional or entity shareholders are allowed to bring one representative. Attendance at the meeting will be on a first-come, first-served basis, upon arrival at the meeting.

What do I need to do to attend the Annual Meeting?

You should plan to arrive at 3350 Peachtree Road NE, Atlanta, Georgia, on May 3, 2017 by 8:00 a.m., Eastern Time. Upon your arrival, please follow the signs to the registration desk where you will register for the meeting.

An admission ticket (or other proof of stock ownership) and a government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Representatives of PulteGroup will be present at the registration desk to review and determine the validity of such documentation. Only shareholders who own PulteGroup common shares as of the close of business on March 10, 2017 will be entitled to attend the meeting. An admission ticket or recent bank or brokerage statement showing you owned PulteGroup shares as of March 10, 2017 will serve as verification of your ownership.

•	If your PulteGroup shares are registered in your name and you receive your proxy materials by mail, an admission ticket will be attached to your proxy card.

•	If your PulteGroup shares are registered in your name and you vote your shares electronically over the internet, you may access and print an admission ticket after voting such shares.

•

If your PulteGroup shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned PulteGroup shares on March 10, 2017.

For your comfort and security, no cameras (including cell phones and tablet devices with built-in cameras), recording devices or other electronic devices, packages, signage or costumes will be permitted in the meeting room. We encourage you to leave any such items at home. We will not be responsible for any items checked at the door. Attendees (including their personal belongings) will be subject to security inspections.

What is the quorum requirement of the Annual Meeting?

On March 10, 2017, there were 317,031,512 shares issued and outstanding. A majority of the shares outstanding and entitled to vote at a meeting on March 10, 2017 constitutes a quorum for voting at the meeting. If your shares are present in person or by proxy, your shares will be part of the quorum. Each share you owned on the record date shall be entitled to one vote.

How will abstentions be treated?

Abstentions will be counted as shares present at the meeting for purposes of determining whether a quorum exists. For each proposal, an abstention will not be counted as a vote cast and therefore will have no effect on whether the proposal is approved.

How will broker non-votes be treated?

Broker non-votes will be treated in the same manner, and have the same effect, as abstentions. A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. Brokers will lack discretionary voting authority with respect to the election of directors, the advisory vote to approve executive compensation and the proposal on the frequency of the advisory vote on executive compensation. Brokers will not lack discretionary voting authority with respect to the proposal to ratify the appointment of Ernst & Young LLP.

BENEFICIAL SECURITY OWNERSHIP

The table below shows the number of our common shares beneficially owned as of March 10, 2017 by each of our directors and each of our executive officers named in the Summary Compensation Table on page 52, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. The table also includes information about stock options exercisable within 60 days after March 10, 2017, restricted shares and our common shares held in our 401(k) Plan.

Directors and Named Executive Officers	Shares(1)		Exercisable Stock Options(14)	Percentage of Outstanding Shares
Brian P. Anderson	95,480	(2)	21,000	*
Bryce Blair	108,684	(3)	0	*
Steven M. Cook	201,503		183,125	*
Richard W. Dreiling	10,736	(4)	0	*
Richard J. Dugas, Jr.	714,188	(5)	330,000	*
James R. Ellinghausen	278,039	(6)	37,500	*
Thomas J. Folliard	61,527		0	*
Joshua Gotbaum	5,615		0	*
Cheryl W. Grisé	89,760	(7)	14,000	*
André J. Hawaux	37,793	(8)	0	*
Ryan R. Marshall	100,706	(9)	15,000	*
Patrick J. O’Leary	112,480	(10)	21,000	*
Robert O’Shaughnessy	271,206		25,000	*
John R. Peshkin	5,615	(11)	0	*
James J. Postl	120,859	(12)	0	*
Scott F. Powers	5,615		0	*
William J. Pulte	4,643		0	*
Harmon D. Smith	188,161	(13)	0	*
All Directors and Executive Officers as a group of eighteen, including the above, other than Mr. Cook(15)	2,255,542		463,500	*

*	Less than 1%.

Notes:

(1)	All directors and executive officers listed in this table have sole voting and investment power over the shares they beneficially own, except as otherwise noted below.

(2)	Includes 3,000 shares that Mr. Anderson owns jointly with his wife.

(3)	These shares are owned in a trust of which Mr. Blair is the sole trustee and beneficiary.

(4)	Includes 21 shares that are owned in a trust of which Mr. Dreiling and his wife are both a trustee and beneficiary. Includes 10,715 deferred share units that would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Mr. Dreiling’s departure from the Board.

(5)	Includes (i) 69,800 shares that Mr. Dugas owns jointly with his wife; (ii) 584,926 shares owned in a trust of which Mr. Dugas is the trustee and beneficiary; (iii) 40,612 shares owned in a trust of which Mr. Dugas is a beneficiary; (iv) 18,635 shares held in our 401(k) Plan as of March 10, 2016; (v) 9 shares that are held in an Individual Retirement Account and (vi) 206 shares held by his wife in an Individual Retirement Account.

(6)	Includes 278,039 shares owned in a trust of which Mr. Ellinghausen is the trustee and beneficiary.

(7)	Includes 81,560 deferred share units which would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Ms. Grisé’s departure from the Board.

(8)	All shares are owned jointly by Mr. Hawaux and his wife.

(9)	Includes (i) 75,858 shares owned in a trust of which Mr. Marshall is the trustee and beneficiary; (ii) 13,725 restricted stock units which are scheduled to vest on May 7, 2017 and (iii) 2,407 shares held in our 401(k) Plan as of March 10, 2016.

(10)	Includes 21,070 deferred share units which would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Mr. O’Leary’s departure from the Board.

(11)	All shares are owned jointly by Mr. Peshkin and his wife.

(12)	Includes 7,723 deferred share units which will be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Mr. Postl’s departure from the Board.

(13)	Includes (i) 13,725 restricted stock units which are scheduled to vest on May 7, 2017 and (ii) 13,849 shares held in our 401(k) Plan as of March 10, 2016.

(14)	These are shares which the listed director or executive officer has the right to acquire within 60 days of March 10, 2017 pursuant to PulteGroup’s stock option plans.

(15)	Mr. Cook retired as the Company’s Executive Vice President, Chief Legal Officer, and Corporate Secretary, effective March 3, 2017.

Beneficial Ownership of Significant Shareholders

The following table provides information regarding security holders that beneficially own more than 5% of all outstanding PulteGroup common shares:

Name and Address of Beneficial Owner	Beneficial Ownership of Common Shares	Percentage of Outstanding Common Shares on March 10, 2017
The Vanguard Group	27,786,728(1)	8.76%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.	23,892,566(2)	7.54%
55 East 52nd Street New York, NY 10055
William J. Pulte	23,117,664(3)	7.29%
6515 Thomas Jefferson Court Naples, FL 34108

Notes:

(1)	This information is derived from a Schedule 13G/A filed by The Vanguard Group on February 13, 2017. According to the Schedule 13G/A, The Vanguard Group had sole power to vote or direct the vote of 478,847 shares, sole power to dispose of or direct the disposition of 27,276,750 shares, shared power to vote or direct the vote of 51,938 shares and shared power to dispose of or direct the disposition of 509,978 shares.

(2)	This information is derived from a Schedule 13G/A filed by BlackRock, Inc. on January 25, 2017. According to the Schedule 13G/A, BlackRock, Inc. had sole power to vote or direct the vote of 21,223,661, sole power to dispose of or direct the disposition of 23,892,566 shares, and shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, no shares.

(3)	This information is derived from a Schedule 13D/A filed by Mr. Pulte on February 22, 2017. The reporting entities that are included in the Schedule 13D/A include William J. Pulte and the William J. Pulte Trust dtd 01/26/1990. According to the Schedule 13D/A, Mr. Pulte had sole power to vote or direct the vote of 23,117,664 shares, sole power to dispose of or direct the disposition of 5,138,064 shares, shared power to vote or direct the vote of no shares, and shared power to dispose of or direct the disposition of 17,979,600 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers file reports with the SEC indicating the number of our common shares that they beneficially owned when they became a director or executive officer and, after that, any changes in their beneficial ownership of our common shares. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have reviewed the copies of these reports that we have received and have also received and reviewed written representations of the accuracy of these reports from these individuals. Persons who own more than 10% of our common shares must also file reports with the SEC.

Based on these reports and representations, PulteGroup believes that during 2016 our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) reporting requirements.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Restated Articles of Incorporation, as amended, require that we have at least three, but no more than 15, directors. The exact number of directors is set by the Board of Directors and is currently fourteen. All directors will be elected on an annual basis for one-year terms. The fourteen directors comprising the Board of Directors, all of whose terms are expiring at the 2017 Annual Meeting, are Brian P. Anderson, Bryce Blair, Richard W. Dreiling, Richard J. Dugas, Jr., Thomas J. Folliard, Joshua Gotbaum, Cheryl W. Grisé, André J. Hawaux, Ryan R. Marshall, Patrick J. O’Leary, John R. Peshkin, James J. Postl, Scott F. Powers and William J. Pulte. As previously disclosed, on September 8, 2016, the Board of Directors appointed Ryan R. Marshall to the position of President and Chief Executive Officer and also appointed him to our Board of Directors. Mr. Marshall was recommended to the Board of Directors by the CEO Search Committee of the Board. As also previously disclosed, on September 8, 2016, Debra J. Kelly-Ennis resigned from the Board. As also previously disclosed, pursuant to the Transition Agreement (the “Transition Agreement”), dated September 8, 2016, between Richard J. Dugas, Jr. and the Company, Mr. Dugas’ service on the Board is expected to continue until the Annual Meeting, at which time the size of the Board will be automatically reduced from 14 members to 13 members. Additionally, Mr. Postl has not been nominated for re-election as a director at the Annual Meeting. As a result, as of the Annual Meeting, the size of the Board will be automatically further reduced from 13 to 12 members. Finally, the Board has appointed Mr. Blair to succeed Mr. Dugas as Chairman of the Board, subject to Mr. Blair’s re-election as a director at the Annual Meeting. Assuming Mr. Blair is re-elected, as an independent director, he would serve as Non-Executive Chairman.

On July 20, 2016, the Company entered into a letter agreement (the “Elliott Agreement”) with Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership. Pursuant to the Elliott Agreement, the Board of Directors appointed Messrs. Gotbaum, Powers and Peshkin to the Board of Directors effective as of July 20, 2016. On September 8, 2016, the Company entered into a letter agreement (the “Pulte Agreement”) with William J. Pulte (the grandson of the founder of the Company), William J. Pulte (the founder of the Company), the William J. Pulte Trust dtd 01/26/90 and the Joan B. Pulte Trust dtd 01/26/90. Pursuant to the Pulte Agreement, the Board of Directors appointed Mr. Pulte to the Board of Directors as of September 8, 2016.

In February 2017, we amended our By-laws to change the voting standard for the election of directors in uncontested elections from a plurality standard to a majority standard. The By-laws of the Company provide that a nominee for director at the Annual Meeting shall be elected by the affirmative vote of a majority of the votes cast with respect to that director’s election. A majority of votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election). If a nominee for director, who is an incumbent director, is not elected, the director shall promptly tender his or her resignation to the Board of Directors. The Nominating and Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days following certification of the election results. The director who tenders his or her resignation will not participate in the recommendation of the committee or the decision of the Board of Directors with respect to his or her resignation.

The twelve directors listed below are the nominees to serve a one-year term expiring at the 2018 annual meeting, and each has agreed to serve the one-year term for which they have been nominated, if elected. Please see below for a description of the occupations and recent business experience of all director nominees. In addition, the specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to the conclusion that each of the director nominees should serve as a director of the Company are included in the descriptions below.

Nominees to Serve a One-Year Term Expiring at the 2018 Annual Meeting
Brian P. Anderson

Age:	66

Director since:	2005

Principal Occupation:	Former Chief Financial Officer of OfficeMax Incorporated

Recent Business Experience:	Mr. Anderson is the former Executive Vice President of Finance and Chief Financial Officer of OfficeMax Incorporated, a distributor of business-to-business and retail office products. Prior to assuming this position in 2004, Mr. Anderson was Senior Vice President and Chief Financial Officer of Baxter International Inc., a global diversified medical products and services company, a position he assumed in 1998.

Outside Directorships (Last Five Years):	Mr. Anderson currently serves as a member of the board of directors of W.W. Grainger, Inc., James Hardie Industries plc and Stericycle, Inc., and previously served as the chairman of the board of directors of A.M. Castle & Co.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Anderson should serve as a director in light of our business and structure include his significant experience as a chief financial officer of two large multinational companies and as a director of several large public companies. In addition, he has held finance positions including corporate controller and vice president of audit and was an audit partner at an international public accounting firm. Mr. Anderson has significant experience in the preparation and review of complex financial reporting statements as well as experience in risk management and risk assessment. Mr. Anderson also brings to the Board of Directors meaningful experience based on his service as the former Lead Director of W.W. Grainger, Inc. and former Chairman of A.M. Castle & Co. Mr. Anderson is an audit committee financial expert for purposes of the SEC’s rules.

Bryce Blair

Age:	58

Director since:	2011

Principal Occupation:	Former Chairman of the Board and Former Chief Executive Officer, AvalonBay Communities, Inc.

Recent Business Experience:	Mr. Blair has served as executive chairman of the board of directors of Invitation Homes, a company offering rental homes nationwide, since November 3, 2014. Mr. Blair served as chairman of the board of directors of AvalonBay Communities, Inc., a publicly-traded multifamily real estate investment trust, from January 2002 through May 2013. In addition, Mr. Blair served in a number of senior leadership positions with AvalonBay Communities, Inc., including Chief Executive Officer from February 2001 through December 2011, President from September 2000 through February 2005 and Chief Operating Officer from February 1999 to February 2001. Mr. Blair is also a past member of the National Association of Real Estate Investment Trusts, where he served as Chairman and was on the Executive Committee and the Board of Governors, and the Urban Land Institute, where he is past Chairman of the Multifamily Council and is a past Trustee.

Outside Directorships (Last Five Years):	Mr. Blair currently serves as executive chairman of the board of directors of Invitation Homes LP, serves on the board of directors of Regency Centers Corporation and previously served as the chairman of the board of directors of AvalonBay Communities, Inc.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Blair should serve as a director in light of our business and structure include his substantial experience in real estate development and investment, including having spent over ten years as chairman and chief executive officer of a public real estate investment trust. In addition, in his former role as chief executive officer of AvalonBay Communities, Inc., Mr. Blair was responsible for day to day operations and he was regularly involved in the preparation and review of complex financial reporting statements. Mr. Blair also brings to the Board of Directors meaningful experience based on his service on the board of directors of AvalonBay Communities, Inc., Invitation Homes LP and Regency Centers Corporation.

Richard W. Dreiling

Age:	63

Director since:	2015

Principal Occupation:	Former Chairman of the Board and Chief Executive Officer of Dollar General Corporation

Recent Business Experience:	Mr. Dreiling served as Chief Executive Officer of Dollar General Corporation, the nation’s largest small-box discount retailer, from January 2008 through June 2015, and served as the chairman of its board of directors through January 2016. Prior to 2008, Mr. Dreiling served as Chief Executive Officer, President and a director of Duane Reade Holdings, Inc. and Duane Reade Inc., the largest drugstore chain in New York City, from November 2005 until January 2008, and as chairman of the board of Duane Reade from March 2007 until January 2008. Earlier in his career, Mr. Dreiling held executive positions with Longs Drug Stores Corporation and Safeway, Inc.

Outside Directorships (Last Five Years):	Mr. Dreiling currently serves as a director of Lowe’s Companies, Inc., Aramark and Kellogg Company. Mr. Dreiling previously served as chairman of the board of directors of Dollar General Corporation.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Dreiling should serve as a director in light of our business and structure include his service as a director of other large, consumer-focused companies. In addition, in his former roles as chief executive officer, Mr. Dreiling was responsible for day to day operations and was regularly involved in the preparation and review of complex financial reporting statements. Mr. Dreiling’s experience of overseeing the marketing and distribution functions of retail companies provides an in-depth understanding of PulteGroup’s customers’ needs and adds a valuable perspective for Board decision-making. Mr. Dreiling also brings to the Board of Directors meaningful experience based on his service on the board of directors of Dollar General Corporation, Lowe’s Companies, Inc., Kellogg Company, and Aramark.

Thomas J. Folliard

Age:	52

Director since:	2012

Principal Occupation:	Former President and Chief Executive Officer of CarMax, Inc.

Recent Business Experience:	Mr. Folliard has served as President and Chief Executive Officer of CarMax, Inc., an auto retailer, from 2006 until his retirement on August 31, 2016. He joined CarMax, Inc. in 1993 as the senior buyer and became the director of purchasing in 1994. Mr. Folliard was promoted to vice president of merchandising in 1996, senior vice president of store operations in 2000 and executive vice president of store operations in 2001.

Outside Directorships (Last Five Years):	Mr. Folliard currently serves as a member of the board of directors of CarMax, Inc. and DAVIDsTEA Inc.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Folliard should serve as a director in light of our business and structure include his experience as Chief Executive Officer of a large, consumer-focused public company. In connection with that role, Mr. Folliard has extensive experience in operational matters and business strategy, which adds a valuable perspective for the Board’s decision making. Mr. Folliard also brings to the Board of Directors meaningful experience based on his service on the board of directors of CarMax, Inc. and DAVIDsTEA Inc. Mr. Folliard is an audit committee financial expert for purposes of the SEC’s rules.

Joshua Gotbaum

Age:	65

Director since:	2016

Principal Occupation:	Guest Scholar in the Economic Studies Program at the Brookings Institution

Recent Business Experience:	Mr. Gotbaum is currently a Guest Scholar in the Economic Studies Program at the Brookings Institution, a research organization. Mr. Gotbaum directed the U.S. Pension Benefit Guaranty Corporation, an agency of the United States government that guarantees pension obligations, from 2010 to 2014 and was a partner at Blue Wolf Capital Management, a private equity firm, from 2006 to 2010. He led and managed Hawaiian Airlines, the largest airline in Hawaii, as the Chapter 11 Trustee from 2003 to 2005. From 2001 to 2002, Mr. Gotbaum was the Chief Executive Officer of The September 11th Fund, a major charity. Earlier in his career Mr. Gotbaum was an investment banker, specializing in mergers, acquisitions, and restructurings in North America and Europe at Lazard, an investment banking firm. He also held various senior level positions in the U.S. government, including as Executive Associate Director and Controller at the President’s Office of Management and Budget, as Assistant Secretary of Treasury for Economic Policy at the Department of Treasury, and as Assistant Secretary for Economic Security in the Department of Defense. He has also held positions at the White House and the Department of Energy.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Gotbaum should serve as a director in light of our business and structure include his service in both the public and private sectors across a range of industries, giving him a broad perspective on consumer-facing businesses, corporate finance and public policy that adds a valuable perspective for the Board’s decision-making. In addition, Mr. Gotbaum has a diverse mix of experience from his previous service on the boards of several private companies. In addition, Mr. Gotbaum has extensive experience overseeing and reviewing complex financial reports and is an audit committee financial expert for purposes of the SEC’s rules.

Cheryl W. Grisé

Age:	64

Director since:	2008

Principal Occupation:	Former Executive Vice President of Northeast Utilities (now Eversource Energy)

Recent Business Experience:	Ms. Grisé was Executive Vice President of Northeast Utilities (now Eversource Energy), a public utility holding company, from December 2005 until her retirement effective July 2007; Chief Executive Officer of its principal operating subsidiaries from September 2002 to January 2007; President of the Utility Group of Northeast Utilities Service Company from May 2001 to January 2007; and Senior Vice President, Secretary and General Counsel of Northeast Utilities from 1998 to 2001. Ms. Grisé is a Senior Fellow of the American Leadership Forum.

Outside Directorships (Last Five Years):	Ms. Grisé currently serves as a member of the board of directors of MetLife, Inc. (Lead Director) and ICF International, Inc. and previously served as a member of the board of directors of Pall Corporation.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Ms. Grisé should serve as a director in light of our business and structure include her significant experience based on her service as a director of several large public corporations and as a former executive officer of a public utility holding company. Ms. Grisé’s substantial experience, including earlier experience as general counsel and secretary, provide her with a unique perspective on the complex legal, compensation, and other issues that affect companies in regulated industries and the Board’s roles and responsibilities with respect to the effective functioning of the Company’s corporate governance structures. Ms. Grisé also brings to the Board of Directors meaningful experience based on her service as Lead Director of MetLife, Inc. and her service on the board of directors of several other public companies.

André J. Hawaux

Age:	56

Director since:	2013

Principal Occupation:	Executive Vice President and Chief Operating Officer, Dick’s Sporting Goods, Inc.

Recent Business Experience:	Mr. Hawaux joined Dick’s Sporting Goods, Inc., a leading omni-channel sporting goods retailer, in June 2013 as Executive Vice President, Finance Administration and Chief Financial Officer and currently serves as its Executive Vice President and Chief Operating Officer. Mr. Hawaux served as president of the Consumer Foods business of ConAgra Foods, Inc. (now ConAgra Brands Inc.), one of North America’s leading packaged food companies, from 2009 until May 2013. He joined ConAgra Foods as executive vice president and chief financial officer in 2006, and prior to ConAgra Foods, he served as general manager of a large U.S. division of PepsiAmericas. Mr. Hawaux also previously served as chief financial officer for Pepsi-Cola North America and Pepsi International’s China business unit.

Outside Directorships (Last Five Years):	Mr. Hawaux previously served as a member of the board of directors of The Timberland Company.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Hawaux should serve as a director in light of our business and structure include his significant experience serving as a senior officer of several corporations, including as executive vice president and chief financial officer of a large, consumer-focused public company. In connection with that role, Mr. Hawaux has extensive experience in operational matters and business strategy, which adds a valuable perspective for the Board’s decision-making. In addition, Mr. Hawaux has significant experience in the preparation and review of complex financial reporting statements as well as experience in risk management and risk assessment, and is an audit committee financial expert for purposes of the SEC’s rules. Mr. Hawaux also brings to the Board of Directors meaningful experience based on his service on the board of directors of The Timberland Company.

Ryan R. Marshall

Age:	42

Director since:	2016

Principal Occupation:	President and Chief Executive Officer, PulteGroup, Inc.

Recent Business Experience:	Mr. Marshall has served as the President and Chief Executive Officer of PulteGroup, Inc. since September 8, 2016, and as the President since February 15, 2016. Prior to becoming CEO, Mr. Marshall most recently had the responsibility for the Company’s homebuilding operations and its marketing and strategy departments. Prior to being named President, Mr. Marshall was Executive Vice President of Homebuilding Operations. Other previous roles included Area President for the Company’s Southeast Area, Area President for Florida, Division President in both South Florida and Orlando and Area Vice President of Finance. In those roles, he has managed various financial and operating functions including financial reporting, land acquisition and strategic market risk and opportunity analysis.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Marshall should serve as a director in light of our business and structure include the insight he brings to the Board of Directors from his tenure at PulteGroup, including in his position as President and Chief Executive Officer and his management of many of the Company’s largest operations. Mr. Marshall’s experience as the Chief Executive Officer of the Company provides an in-depth understanding of PulteGroup’s operations and complexity and adds a valuable perspective for Board decision-making.

Patrick J. O’Leary

Age:	59

Director since:	2005

Principal Occupation:	Former Executive Vice President and Chief Financial Officer of SPX Corporation

Recent Business Experience:	Mr. O’Leary served as Executive Vice President and Chief Financial Officer of SPX Corporation, a global industrial and technological services and products company, from December 2004 until August 2012, when he retired. Prior to that time, he served as Chief Financial Officer and Treasurer of SPX Corporation from October 1996 to December 2004.

Outside Directorships (Last Five Years):	Mr. O’Leary currently serves as a member of the board of directors of Halyard Health, Inc. and is chairman of the board of directors of SPX Corporation.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. O’Leary should serve as a director in light of our business and structure include his significant experience as a chief financial officer of a large multinational corporation. In addition, Mr. O’Leary has significant experience in the preparation and review of complex financial reporting statements and is an audit committee financial expert for purposes of the SEC’s rules. Mr. O’Leary also brings to the Board of Directors meaningful experience based on his service on the board of directors of Halyard Health, Inc. and as chairman of the board of directors of SPX Corporation.

John R. Peshkin

Age:	56

Director since:	2016

Principal Occupation:	Founder and Managing Partner at Vanguard Land, LLC

Recent Business Experience:	Mr. Peshkin is Founder and Managing Partner at Vanguard Land, LLC, a private real estate investment group focused on the acquisition and development of residential and commercial properties throughout Florida. He was previously the founder and Chief Executive Officer of Starwood Land Ventures, an affiliate of Starwood Capital Group Global, a real estate private equity firm. Mr. Peshkin spent 24 years with Taylor Woodrow plc, serving as its North American CEO and President from 2000 to 2006. Under his leadership, Taylor Woodrow expanded into a more than $2 billion enterprise and was recognized as the inaugural homebuilder inducted into Builder Magazine’s “Hall of Fame,” cited for architectural excellence throughout North America.

Outside Directorships (Last Five Years):	Mr. Peshkin previously served as a member of the board of directors of Standard Pacific Corp. (now CalAtlantic Group, Inc.)

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Peshkin should serve as a director in light of our business and structure include his significant experience as a founder and managing partner at a leading real estate investment group. In addition, Mr. Peshkin has significant experience in the real estate and home building industries as a successful senior executive, as an investor and as a board member at two of the nation’s top builders, which brings valuable industry knowledge and insight to the Board. Mr. Peshkin also brings to the Board of Directors meaningful experience based on his service on the board of directors of for-profit companies and non-profit institutions. Mr. Peshkin is an audit committee financial expert for purposes of the SEC’s rules.

Scott F. Powers

Age:	57

Director since:	2016

Principal Occupation:	Former President and Chief Executive Officer of State Street Global Advisors

Recent Business Experience:	Mr. Powers held leadership positions at State Street Corporation, a financial holding company that performs banking services through its subsidiaries, from 2008 to 2015, most recently as Executive Vice President of State Street Corp, President and Chief Executive Officer of State Street Global Advisors. Mr. Powers also served as a member of the State Street Management Committee. In addition, he previously served as President and Chief Executive Officer of Old Mutual USA and Old Mutual Asset Management from 2001 to 2008. He also held executive roles at Mellon Financial Corporation and Boston Company Asset Management.

Outside Directorships (Last Five Years):	Mr. Powers is a member of the board of directors of Sun Life Financial, Inc.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Powers should serve as a director in light of our business and structure include his significant experience as a financial services executive executing growth strategies, managing operations and leading efforts in risk and crisis management. Mr. Powers brings additional skills to the Board honed through a career of managing through financial industry change. Mr. Powers also has prior public company board experience as a member of the Board of Directors of Sun Life Financial, Inc.

William J. Pulte

Age:	28

Director since:	2016

Principal Occupation:	Chief Executive Officer of Pulte Capital Partners LLC

Recent Business Experience:	Mr. Pulte serves as CEO of Pulte Capital Partners LLC, an investment firm with no affiliation with PulteGroup, which is focused on investing in housing supply, building products and housing related service companies. Mr. Pulte also currently serves as Chief Executive Officer and Chairman of Carstin Brands LLC, a leading residential countertop manufacturer. Additionally, Mr. Pulte is the managing member of Astar Heating & Air LLC and Astar Holdings LLC, which provide heating and air-conditioning services. From February 2013 to May 2016, Mr. Pulte served as the managing member of Advanced Air & Heat LLC. From March 2015 to May 2016, Mr. Pulte served as the managing member of Yellow Dot Heating & Air LLC. Mr. Pulte was also a managing member of Southern Air & Heat LLC from January 2016 until Southern Air & Heat LLC, Yellow Dot Heating & Air LLC and Advanced Air & Heat LLC were sold in May 2016.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Pulte should serve as a director in light of our business and structure include his background in the homebuilding supply and homebuilding services industries and his meaningful experience on the board and management of for-profit companies.

The Board of Directors recommends that shareholders vote “FOR” the election of these twelve nominees.

If a nominee is unable to stand for election, the Board of Directors may reduce the number of directors or choose a substitute. If the Board of Directors chooses a substitute, shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board of Directors may reduce the number of directors or appoint a new director to fill the vacancy. The new director would serve until the next annual meeting.

Independence

Under the Company’s Corporate Governance Guidelines, which are available to shareholders at http://www.pultegroupinc.com/investors/corporate-governance/guidelines/default.aspx, a substantial majority of the members of our Board of Directors must be independent. The Board of Directors has adopted categorical independence standards to assist the Nominating and Governance Committee in determining director independence, which standards either meet or exceed the independence requirements of the New York Stock Exchange’s (“NYSE”) corporate governance standards. Under these standards, no director can qualify as independent unless (i) the Board of Directors affirmatively determines that the director has no material relationship with the Company, directly or as an officer, shareholder or partner of an organization that has a relationship with the Company, and (ii) the director meets the following categorical standards:

•	has not been an employee of the Company for at least three years;

•

has not, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company’s compensation committee;

•

has no immediate family members (i.e., spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who shares the director’s home) who did not satisfy the foregoing criteria during the last three years; provided, however, that such director’s immediate family member may have served as an employee but not as an executive officer of the Company during such three-year period so long as such immediate family member shall not have received, during any twelve-month period within such three-year period, more than $120,000 in direct compensation from the Company for such employment;

•

is not a current partner or employee of the Company’s internal or external audit firm, and the director was not within the past three years a partner or employee of such a firm who personally worked on the Company’s internal or external audit within that time;

•

has no immediate family member who (i) is a current partner of a firm that is the Company’s internal or external auditor, (ii) is a current employee of such a firm and personally works on the Company’s internal or external audit or (iii) was within the past three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

has not received, and has no immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than in his or her capacity as a member of the Board of Directors);

•

is not a current employee, and has no immediate family member who is a current executive officer, of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

•

does not serve, and has no immediate family member who has served, during the last three years as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries, unless such investment is less than the greater of $1 million or 2% of such entity’s total invested capital in any of the last three years; and

•

has not been, and has no immediate family member who has been, an executive officer of a charitable or educational organization for which the Company contributed more than the greater of $1 million or 2% of such charitable organizations’ consolidated gross revenues, in any of the last three years.

In addition, Audit Committee members may not have any direct or indirect financial relationship whatsoever with the Company other than as directors.

The Board of Directors considered all relevant facts and circumstances in assessing director independence, including the Elliott Agreement and the Pulte Agreement, and affirmatively determined that Brian P. Anderson, Bryce Blair, Richard W. Dreiling, Thomas J. Folliard, Joshua Gotbaum, Cheryl W. Grisé, André J. Hawaux, Patrick J. O’Leary, John R. Peshkin, James J. Postl, Scott F. Powers and

William J. Pulte are independent within the meaning of the Company’s categorical standards and the NYSE listing standards. The Board of Directors further determined that Richard J. Dugas, Jr. and Ryan R. Marshall, who are current PulteGroup employees, are not independent within the meaning of the Company’s categorical standards and the NYSE listing standards.

Board Qualifications

In addition to the individual attributes of each of the directors described above, PulteGroup highly values the collective experience and qualifications of the directors. PulteGroup believes that the collective experiences, viewpoints and perspectives of its directors results in a Board with the commitment and energy to advance the interests of PulteGroup’s shareholders.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has four standing committees to facilitate and assist the Board of Directors in the execution of its responsibilities. The committees are currently the Audit Committee, Compensation and Management Development Committee, Nominating and Governance Committee and Finance and Investment Committee. Charters for all of these committees are available on the Company’s website at www.pultegroupinc.com. The table below shows current membership for each of the standing Board committees.

Director Name	Audit Committee	Compensation and Management Development Committee	Nominating and Governance Committee	Finance and Investment Committee
Brian P. Anderson	X*		X
Bryce Blair		X		X*
Richard W. Dreiling		X	X
Thomas J. Folliard	X			X
Josh Gotbaum	X			X
Cheryl W. Grisé		X	X*
André J. Hawaux	X			X
Ryan R. Marshall				X
Patrick J. O’Leary		X*		X
John R. Peshkin	X			X
James J. Postl**		X	X
Scott Powers		X	X
William J. Pulte		X	X

*	Chair

**	Lead Director

Audit Committee

The Audit Committee met nine (9) times in 2016. The Audit Committee represents and assists the Board of Directors with the oversight of the integrity of the Company’s financial statements and internal controls, the performance of the Company’s internal audit function, the annual independent audit of the Company’s financial statements and the independent auditor’s engagement, qualifications and independence, the Company’s compliance with legal and regulatory requirements, and the evaluation of certain enterprise risk issues. The Audit Committee is also responsible for preparing the report of the Audit Committee required to be included in the Company’s annual proxy statement.

The Audit Committee is responsible for selecting (subject to ratification by our shareholders) the independent auditor as well as setting the compensation for and overseeing the work of the independent auditor and approving audit services to be provided by the independent auditor. Brian P. Anderson currently serves on the audit committee of more than three public companies. The Board of Directors has determined that Mr. Anderson’s simultaneous service on the audit committees of more than three public companies will not impair his ability to serve effectively on the Company’s audit committee. The Board of Directors has determined that each of the members of the Audit Committee is independent within the meaning of the Company’s categorical standards and the applicable NYSE and SEC rules and financially literate as defined by the NYSE rules, and that Brian P. Anderson, Thomas J. Folliard, Joshua Gotbaum, André J. Hawaux and John R. Peshkin are audit committee financial experts for purposes of the SEC’s rules.

Compensation and Management Development Committee

The Compensation and Management Development Committee met seven (7) times in 2016. The Compensation and Management Development Committee is responsible for the review, approval and administration of the compensation and benefit programs for the Chief Executive Officer and the other named executive officers. It also reviews and makes recommendations regarding the Company’s general compensation philosophy and incentive plans and certain other compensation plans; reviews the Company’s leadership development programs and initiatives; and discusses performance, leadership development and succession planning for key officers with the Chief Executive Officer, as appropriate. The Board of Directors has determined that each of the members of the Compensation and Management Development Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.

Mr. Patrick J. O’Leary is the Chair of the Compensation and Management Development Committee. Mr. O’Leary works with Mr. James R. Ellinghausen, the Company’s Executive Vice President, Human Resources, to establish meeting agendas and determine whether any members of PulteGroup’s management or outside advisors should attend meetings. The Compensation and Management Development Committee also meets regularly in executive session. At various times during the year at the request of the Compensation and Management Development Committee, Mr. Robert T. O’Shaughnessy, our Executive Vice President and Chief Financial Officer, may attend Compensation and Management Development Committee meetings, or portions of Compensation and Management Development Committee meetings, to provide the Compensation and Management Development Committee with information regarding the Company’s operational performance, financial performance or other topics requested by the Compensation and Management Development Committee to assist it in making its compensation decisions.

The Chief Executive Officer annually reviews the performance of each member of senior management (other than our Chief Executive Officer’s or Executive Chairman’s performance, whose performance is reviewed by the Compensation and Management Development Committee). Recommendations based on these reviews, including salary adjustments, annual bonuses, long-term incentives and equity grants, are presented to the Compensation and Management Development Committee. Decisions regarding salary adjustments, annual bonuses, long-term incentives and equity grants for our Chief Executive Officer and Executive Chairman are made by the Compensation and Management Development Committee. All decisions for 2016 made with respect to the executives listed in the Summary Compensation Table were made after deliberation with Mr. Dugas prior to September 8, 2016 and Mr. Marshall after September 8, 2016.

The Compensation and Management Development Committee is also responsible for overseeing the development of the Company’s succession plan for the President and Chief Executive Officer and other key members of senior management, as well as the Company’s leadership development programs.

The Compensation and Management Development Committee receives and reviews materials provided by the Compensation and Management Development Committee’s consultant and management. These materials include information that the consultant and management believes will be helpful to the Compensation and Management Development Committee, as well as materials the Compensation and Management Development Committee specifically requests.

The Compensation and Management Development Committee has the authority to engage its own outside compensation consultant and any other advisors it deems necessary. Since 2003, the Compensation and Management Development Committee has engaged Pearl Meyer & Partners (“Pearl Meyer”) to act as its independent consultant. The consultant regularly provides the Compensation and Management Development Committee with information regarding market compensation levels, general compensation trends and best practices. The Compensation and Management Development Committee also regularly asks the consultant to opine on the reasonableness of specific pay decisions and actions for the named executive officers, as well as the appropriateness of the design of the Company’s executive compensation programs.

The activities of the compensation consultant are directed by the Compensation and Management Development Committee, although the consultant may communicate with members of management, as appropriate, to gather data and prepare analyses as requested by the Compensation and Management Development Committee. During 2016, the Compensation and Management Development Committee asked Pearl Meyer to review market data and advise the Committee on setting executive compensation and the competitiveness and reasonableness of the Company’s executive compensation program; review and advise the Compensation and Management Development Committee regarding the Company’s pay for performance, equity grant and dilution levels, each as relative to the Company’s peers; review and advise the Compensation and Management Development Committee regarding regulatory, disclosure and other technical matters; and review and advise the Compensation and Management Development Committee regarding the Company’s compensation risk assessment procedures. The Compensation and Management Development Committee also asked Pearl Meyer to provide opinions on named executive officer pay decisions, including advising the Compensation and Management Development Committee with the compensation awarded to Mr. Marshall in connection with his appointment to the position of Chief Executive Officer and to Mr. Dugas pursuant to the Transition Agreement.

In 2016, Pearl Meyer did not provide any other services to the Company. The Compensation and Management Development Committee assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that Pearl Meyer’s work for the Compensation and Management Development Committee does not raise any conflict of interest.

The Compensation and Management Development Committee has determined that Pearl Meyer is independent because it does no work for us other than that requested by the Compensation and Management Development Committee. The Chairman of the Compensation and Management Development Committee reviews the consultant’s invoices, which are paid by the Company.

Nominating and Governance Committee

The Nominating and Governance Committee met six (6) times in 2016. The Nominating and Governance Committee establishes criteria for the selection of new members of the Board of Directors and makes recommendations to the Board of Directors based on qualified identified individuals, including any qualified candidates nominated by shareholders, as described in “Director Nomination Recommendations” below. The Nominating and Governance Committee is also responsible for matters related to the governance of the Company and for developing and recommending to the Board of Directors the criteria for Board membership, the selection of new Board members and the assignment of directors to the committees of the Board of Directors. The Nominating and Governance Committee assures that a regular evaluation is conducted of the performance, qualifications, and integrity of the Board of Directors and the committees of the Board. Please see “Corporate Governance—Board Assessments” for further information regarding the regular evaluations. The Nominating and Governance Committee also reviews and makes recommendations with respect to the compensation of members of the Board of Directors. The Nominating and Governance Committee is also responsible for reviewing the Company’s Environmental Health & Safety Policies and assessing and monitoring the Company’s Enterprise Risk Management Program. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.

Finance and Investment Committee

The Finance and Investment Committee met five (5) times in 2016. The Finance and Investment Committee reviews all aspects of the Company’s policies that relate to the management of the Company’s financial affairs. The Finance and Investment Committee also reviews the Company’s long-term strategic plans and annual budgets, capital commitments budget, certain land acquisition and sale transactions, and the Company’s cash needs and funding plans.

Board Meeting Information

The Board of Directors held a total of eleven (11) meetings in 2016. During 2016, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such director served that were held during the period that such director served as a member of the Board of Directors and as a member of such committees.

PulteGroup encourages its directors to attend each annual meeting of our shareholders, and all of our directors serving on the date of last year’s annual meeting attended that meeting.

Throughout the year, PulteGroup held regularly scheduled executive sessions of its non-management directors without management participation. In addition, in 2017, PulteGroup will hold at least one executive session of its non-management directors without the participation of management. James J. Postl, our current Lead Director, has presided at these executive sessions. After the Annual Meeting, Mr. Blair, as the Non-Executive Chairman, will preside over the executive sessions (as discussed further below).

2016 DIRECTOR COMPENSATION

The table below shows compensation for the Company’s non-employee directors for the fiscal year ended December 31, 2016. Ryan R. Marshall, our President and Chief Executive Officer, and also a director of the Company since September 8, 2016, and Richard J. Dugas, Jr., our Executive Chairman, received no additional compensation for their services as a director of the Company during 2016. The compensation received by Messrs. Marshall and Dugas as employees of the Company are shown in the 2016 Summary Compensation Table set forth in this Proxy Statement.

Name	Fees Earned or Paid in Cash (1)	Share Awards (2)(3)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total (3)
Brian P. Anderson	$120,000	$140,018	$—	$—	$260,018
Bryce Blair	$120,000	$140,018	$—	$—	$260,018
Richard W. Dreiling	$95,000	$199,095	$150	$—	$294,245
Thomas J. Folliard	$95,000	$140,018	$—	$—	$235,018
Joshua Gotbaum(4)	$42,337	$110,868	$—	$—	$153,205
Cheryl W. Grisé	$120,000	$140,018	$—	$—	$260,018
James Grosfeld(5)	$26,882	$—	$150	$—	$27,032
André J. Hawaux	$95,000	$140,018	$—	$—	$235,018
Debra J. Kelly-Ennis(6)	$65,313	$140,018	$5,076	$—	$210,407
Patrick J. O’Leary	$120,000	$140,018	$—	$—	$260,018
John R. Peshkin(4)	$42,337	$110,868	$—	$—	$153,205
James J. Postl	$120,000	$140,018	$189	$—	$260,207
Scott F. Powers(4)	$42,337	$110,868	$—	$—	$153,205
William J. Pulte(7)	$29,429	$91,676	$—	$—	$121,105

(1)	The amounts in this column represent the fees earned or paid in cash for services as a director, including annual retainer, committee chairmanship, and lead director fees.

(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 8 to the Company’s audited financial statements included in our Annual Report. On May 4, 2016, the then-serving directors received their annual equity grant of 7,723 shares, which represents $140,000 divided by the average of the high and low share price on the date of grant. The amounts reported in this column for Ms. Grisé and Messrs. Dreiling, O’Leary and Postl represent the value of share units deferred under the PulteGroup, Inc. Deferred Compensation Plan for Non-Employee Directors. The share units consist of fully vested deferred share units that are settled in common shares and may be subject to a deferral election consistent with Internal Revenue Code Section 409A. On September 26, 2016, Messrs. Gotbaum, Peshkin, Powers and Pulte received a prorated annual equity grant as follows: Mr. Gotbaum 5,615 shares; Mr. Peshkin 5,615 shares; Mr. Powers 5,615 shares; and Mr. Pulte 4,643 shares, which represents $140,000 prorated for their service during 2016 and divided by the average of the high and low share price on the date of grant.

(3)	As of December 31, 2016, each individual serving as a non-employee director during 2016 had the following number of deferred share units and stock options:

Director	Deferred Share Units	Options
Brian P. Anderson	—	21,000
Bryce Blair	—	—
Richard W. Dreiling	10,715	—
Thomas J. Folliard	—	—
Joshua Gotbaum	—	—
Cheryl W. Grisé	75,380	14,000
James Grosfeld	—	—
Debra J. Kelly-Ennis	—	21,000
André J. Hawaux	—	—
Patrick J. O’Leary	28,793	21,000
John R. Peshkin	—	—
James J. Postl	7,723	—
Scott F. Powers	—	—
William J. Pulte	—	—

(4)	Messrs. Gotbaum, Peshkin and Powers were appointed to the Company’s Board of Directors, effective July 20, 2016.

(5)	Mr. Grosfeld resigned as a member of the Company’s Board of Directors, effective April 12, 2016.

(6)	Ms. Kelly-Ennis resigned as a member of the Company’s Board of Directors, effective September 8, 2016.

(7)	Mr. Pulte was appointed to the Company’s Board of Directors, effective September 8, 2016.

Director Compensation

The Nominating and Governance Committee reviews the compensation of the Company’s non-employee directors. For 2016, the Nominating and Governance Committee did not make any changes to the non-employee director compensation program. During 2016, non-employee directors received the following compensation for service as members of the Board of Directors and as members of Board committees:

•	Annual Board membership fee of $95,000 in cash;

•	Committee chair retainer fee of $25,000 in cash;

•	Lead Director retainer fee of $25,000 in cash; and

•	Annual Equity Retainer Fee of $140,000 in common shares (the number of common shares determined by dividing $140,000 by the average of the high and low share price on the date of grant).

For their service during 2016, Messrs. Gotbaum, Grosfeld, Peshkin, Powers and Pulte received prorated annual cash retainer fees based on the annual membership fees noted above. Additionally, Messrs. Gotbaum, Peshkin, Powers and Pulte received prorated annual equity grants based on the equity value noted above.

Director Deferred Compensation

In 2016, non-employee directors were entitled to defer all or a portion of their cash and equity compensation. Deferred cash payments were credited with interest at a rate equal to the five year U.S. treasury rate, plus 2%. Under the “Deferred Compensation Plan for Non-Employee Directors,” the payment of director fees may be deferred for up to eight years, and directors may elect to receive their deferred fees in a lump sum or in equal annual installments over a period not to exceed eight years. In the event of the director’s departure either before or after the commencement of a deferral period, such director’s deferred fees will be paid in a lump sum payment. Under the terms of the plan, all deferred equity will be distributed to the director upon his or her departure from the Board.

Directors who also are our employees do not receive any of the compensation described above.

Equity Ownership Guidelines

Each member of the Board of Directors is expected to maintain an equity investment in the Company equal to at least five times the annual cash retainer, which must be achieved within five years of the director’s initial election to the Board. The holdings that may be counted toward achieving the equity investment guidelines include outstanding stock awards or units, shares obtained through stock option exercises, shares owned jointly with or separately by the director’s spouse and shares purchased on the open market. Outstanding stock options do not count toward achieving the equity investment guidelines. As of March 10, 2017, all members of the Board of Directors have met or, within the applicable period, are expected to meet, these share ownership guidelines.

CORPORATE GOVERNANCE

Recent Developments

In 2017, the Board of Directors has continued to take steps that we believe improve our corporate governance and position our Company for long-term success. These steps include:

•	Majority Voting Standard. We amended our By-laws to change the voting standard for the election of directors in uncontested elections from a plurality standard to a majority standard.

•	Proxy Access. We amended our By-laws to implement proxy access.

•

New Position of Non-Executive Chairman of the Board. The Board of Directors has appointed Mr. Blair to the position of Non-Executive Chairman of the Board, effective as of the Annual Meeting, to (i) ensure that the Board discharges its responsibilities, (ii) ensure that the Board has structures and procedures in place to enable it to function independently of management, (iii) provide leadership at independent directors’ executive sessions and in other work, (iv) promote director dialogue in and out of meetings and (iv) ensure the Board clearly understands the respective roles and responsibilities of the Board and management.

•

New Chairman of the Finance and Investment Committee. The Board of Directors has appointed Mr Peshkin as Chairman of the Finance and Investment Committee, effective as of the Annual Meeting, to replace Mr. Blair upon his becoming Non-Executive Chairman of the Board.

Governance Guidelines; Code of Ethical Business Conduct; Code of Ethics

The Board of Directors has adopted Corporate Governance Guidelines, which reflect the principles by which PulteGroup operates. The guidelines address an array of governance issues and principles including: director independence, committee independence, management succession, annual Board of Directors evaluation, director nominations, director age limitations, role of the Lead Director, and executive sessions of the independent directors. PulteGroup’s Governance Guidelines are available for viewing on our website at www.pultegroupinc.com. The Board of Directors also has adopted a Code of Ethical Business Conduct, which applies to all directors and employees and a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller and other senior officers. The Code of Ethical Business Conduct and the Code of Ethics are also available on the Company’s website, and the Company intends to include on its website any waivers of its Code of Ethical Business Conduct that relate to executive officers and directors as well as any amendments to, or waivers from, a provision of its Code of Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Board Leadership

Our Corporate Governance Guidelines currently contemplate that the independent directors will annually designate one of the independent directors to serve as Lead Director for a one-year term. As noted above, Mr. Postl currently serves as Lead Director. During the time that Mr. Dugas served as Chief Executive Officer, and during the time that he has served as Executive Chairman, the Board of Directors determined that having an independent Lead Director was in the best interest of shareholders and ensured a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the Board of Directors.

As previously disclosed, pursuant to the Transition Agreement, Mr. Dugas will retire from the position of Executive Chairman of the Board, effective at the Annual Meeting. As noted above, the Board has appointed Mr. Blair to succeed Mr. Dugas as Chairman of the Board, subject to Mr. Blair’s re-election as a director at the Annual Meeting. Assuming Mr. Blair is re-elected, as an independent director, he would serve as Non-Executive Chairman.

It is expected that the non-executive Chairman of the Board of Directors will perform duties similar to that of our current Lead Director and will work with the President and Chief Executive Officer to ensure that the Board of Directors discharges its responsibilities, has procedures in place to enable it to function independently of management and clearly understands the respective roles and responsibilities of the Board of Directors and management. In addition, the non-executive Chairman’s duties are expected to include convening and chairing regular executive session meetings of the non-management directors and, as appropriate, providing prompt feedback to the President and Chief Executive Officer; coordinating and developing the agenda for executive sessions of the independent directors; convening meetings of the independent directors if necessary; coordinating feedback to the President and Chief Executive Officer on behalf of the independent directors regarding business issues and management; providing final approval, after consultation with the President and Chief Executive Officer, as to the agendas for meetings of the Board of Directors and informational needs associated with those agendas and presentations; performing such other duties as may be necessary for the Board of Directors to fulfill its responsibilities or as may be requested by the Board of Directors as a whole or by the non-management directors; serving as the designated spokesperson for the Board of Directors when it is appropriate for the Board of Directors to comment publicly on any matter; and being available for consultation and communication if requested by the Company’s major shareholders.

The Board recognizes that no single leadership model is right for all companies at all times, and as appropriate, the Board will continue to review its leadership model to determine the correct leadership structure for the Company.

Board Role in Risk Oversight

The Board of Directors’ involvement in risk oversight includes both formal and informal processes and involves the Board of Directors and committees of the Board of Directors.

On an annual basis, the Board of Directors or selected committees of the Board of Directors undertakes a formal enterprise risk assessment during which the principle risks facing PulteGroup and associated responses are evaluated. In addition to the formal assessment, the Board of Directors and committees of the Board of Directors are also involved in risk oversight on a more informal basis at regular Board of Directors and committee meetings. The Audit Committee receives materials on a frequent basis to address the identification and status of risks to the Company, including financial risks, litigation claims and risks and cybersecurity risks. At meetings of the full Board of Directors, these risks are identified to Board members, and the Chairman of the Audit Committee reports on the activities of the Audit Committee regarding risk analysis. In addition, two times per year, the Audit Committee receives a report from PulteGroup’s Ethics Committee regarding current hotline activities and associated responses. The other committees of the Board of Directors also consider and address risk as they perform their respective responsibilities, and such committees report to the full Board of Directors from time to time as appropriate, including whenever a matter rises to the level of a material or enterprise level risk. The Board of Directors also receives regular financial and business updates from senior management, which involve detailed reports on financial and business risks facing PulteGroup when applicable.

Board Assessments

Each year, the Nominating and Governance Committee leads a confidential assessment process under which our Board of Directors and its committees conduct self-assessments. Additionally, every other year, the Nominating and Governance Committee leads a confidential assessment process under which each individual director completes a self-assessment and an assessment of each other director. The following is a summary of the assessment process:

•

Board assessments – Each year, the Board of Directors and the Nominating and Governance Committee review and discuss the results of the Board of Directors’ self-assessment. The discussion includes an assessment of the Board’s compliance with the principles in the Corporate Governance Guidelines and an identification of areas in which the Board could improve its performance.

•

Committee assessments – Each year, each committee of the Board of Directors and the Nominating and Governance Committee review and discuss the results of the respective committee’s self-assessment. Each committee discussion includes an assessment of the respective committee’s compliance with the principles in the Corporate Governance Guidelines and the committee’s charter, as well as an identification of areas in which the committee could improve its performance.

•

Director assessments – Every other year, each director completes a self-assessment and an assessment of each other director, and that feedback is shared in one-on-one discussions with each director. The Chairman of the Nominating and Governance Committee conducts these assessments, except for the Chairman’s own assessment, which is conducted by the Lead Director. These assessments are designed to enhance each director’s participation and role as a member of the Board of Directors, as well as to assess the competencies and skills each individual director is expected to bring to the Board.

Available information about PulteGroup

The following information is available on PulteGroup’s website at www.pultegroupinc.com and in print for any shareholder upon written request to our Corporate Secretary:

•	Previously filed SEC current reports, quarterly reports, annual reports and reports under Section 16(a) of the Exchange Act

•	Audit Committee Charter

•	Compensation and Management Development Committee Charter

•	Nominating and Governance Committee Charter

•	Finance and Investment Committee Charter

•	Code of Ethics (for Covered Senior Officers)

•	Code of Ethical Business Conduct

•	Corporate Governance Guidelines

•	By-laws

DIRECTOR NOMINATION RECOMMENDATIONS

The Nominating and Governance Committee does not have a single method for identifying director candidates but will consider candidates suggested by a wide range of sources, including candidates recommended by shareholders. The Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Committee will review all proposed nominees, including those proposed by shareholders, in accordance with its charter and PulteGroup’s Corporate Governance Guidelines. While the Committee has not established specific types of experience or skills for potential candidates, the Committee will review the person’s judgment, experience, qualifications, independence, understanding of PulteGroup’s business or other related industries and such other factors as the Committee determines are relevant in light of the needs of the Board of Directors and PulteGroup. The Board of Directors also believes that diversity is an important goal and looks for potential candidates who will help ensure that the Board of Directors has the benefit of a wide range of attributes. Although there is no specific policy on diversity, the Nominating and Governance Committee takes various considerations into account in its selection criteria for new directors, which considerations may include the achievement of diversity on the basis of gender, race, national origin, functional background and executive or professional experience. The Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

You may recommend a person to be nominated for director by submitting a written proposal by certified mail, return receipt requested, or by recognized overnight courier, to Todd N. Sheldon, Corporate Secretary, PulteGroup, Inc., 3350 Peachtree Road NE, Suite 150, Atlanta, Georgia 30326. Shareholders wishing to directly nominate a candidate for election as a director at next year’s annual meeting must deliver written notice to PulteGroup at the above address not later than 60 days prior to the date of next year’s annual meeting (unless public disclosure of the date of such meeting is made less than 70 days before such meeting, in which case notice must be received within 10 days following such public disclosure), and the required notice must include the information and documents set forth in the Company’s By-laws.

In addition, in February 2017, the Board of Directors amended the Company’s By-laws to implement proxy access. The proxy access bylaw permits a shareholder, or a group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common shares continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the Company’ By-laws. Shareholders wishing to directly nominate a candidate for election as a director at next year’s annual meeting and have such nomination included in the Company’s proxy materials must deliver written notice to PulteGroup at the above address not later than 120 days nor more than 150 days in advance of the date the Company’s proxy statement was released to security holders for the Annual Meeting (unless the annual meeting date has been changed by more than 30 days from the date contemplated at this time), and the required notice must include the information and documents set forth in the By-laws.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Improved demand conditions in the overall U.S. housing market continued in 2016, though industry-wide new home sales continue to be below historical averages. We remain pleased with the overall demand for new homes, which continues along a sustained path of recovery supported by ongoing job creation, low unemployment, a supportive interest rate environment, and a limited supply of new homes. Within this environment, we remain focused on driving additional gains in construction and asset efficiency to deliver higher returns on invested capital. Consistent with our positive market view and long-term business strategy, we expect to use our capital to support future growth while consistently returning funds to shareholders through dividends and share repurchases.

The nature of the homebuilding industry results in a lag between when investments made in land acquisition and development yield new community openings and related home closings. We believe our prior investments are allowing us to grow the business, as evidenced by 13% growth in net new orders and a 29% increase in home sale revenues to $7.5 billion in 2016. We achieved this growth while also maintaining our focus on gross margin performance through community location, strategic pricing, construction efficiencies and overhead efficiencies.

Our financial position provided flexibility to increase our investments in future communities while also returning funds to shareholders through dividends and expanded share repurchases. Specifically, we accomplished the following in 2016:

•	Increased our land investment spending by 24% to support future growth, including acquiring the Wieland assets for $430.5 million;

•	Maintained our quarterly dividend at $0.09 per share;

•	Repurchased $600 million of shares under our share repurchase plan and authorized an additional $1 billion for future repurchases;

•	Issued $2 billion of senior notes while also expanding and extending our unsecured revolving credit agreement; and

•

Ended the year with a debt to total capitalization ratio of 40.0%, which is within our targeted range, and a cash, cash equivalents, and restricted cash balance of $723.2 million with no borrowings outstanding under our unsecured revolving credit agreement.

Management Transition

Effective September 8, 2016, Ryan R. Marshall was appointed as the Company’s President and Chief Executive Officer and a director of the Company. On September 8, 2016, the Company entered into a Transition Agreement (the “Transition Agreement”) with Richard J. Dugas, Jr., Chairman and Chief Executive Officer of the Company, in connection with Mr. Dugas’ retirement from the Company. Pursuant to the terms of the Transition Agreement, Mr. Dugas retired from his position as Chief Executive Officer of the Company, effective September 8, 2016, and will retire from his position as Executive Chairman of the Company, effective at the Annual Meeting. Please see the “CEO Compensation Arrangements” section below for a discussion of the compensation awarded to Mr. Marshall in connection with his appointment to the position of President and Chief Executive Officer and to Mr. Dugas pursuant to the Transition Agreement.

Return to Shareholders

The following charts illustrate total shareholder return (“TSR”) over the last one-, three- and five-year periods, including our quarterly dividend. As illustrated in these charts, we created significant value for shareholders over the last one- and five-year periods, although we experienced a decrease in TSR for 2015 affecting our three-year TSR.

Total Shareholder Return*

One-Year	Three-Year	Five-Year

*Stock price appreciation plus dividends, with dividends reinvested quarterly.

The following chart shows how a $100 investment in the Company’s common shares on December 31, 2011 would have grown to $307.98 on December 31, 2016, with dividends reinvested quarterly. The chart also compares the TSR on the Company’s common shares to the same investment in the S&P 500 Index and the Company’s 2016 compensation peer group (whether or not the peer company was included in the group for the entire period, except for CalAtlantic Group, Inc. because it did not exist until 2015, see page 38) over the same period, with dividends reinvested quarterly. We believe this chart illustrates the significant value created for shareholders over the five-year period as compared to our compensation peer group as well as the S&P 500 Index.

Comparison of Five Year Total Shareholder Return*

*Assumes $100 invested on December 31, 2011, and the reinvestment of dividends.

	2011	2012	2013	2014	2015	2016
PulteGroup, Inc.	100.0	287.80	325.20	346.27	292.86	307.98
S&P 500 Index - Total Return	100.0	116.00	153.57	174.60	177.01	198.18
Compensation Peer Group - Total Return	100.0	180.49	207.55	206.70	224.26	235.58

Pay for Performance

Our executive compensation program is designed to reward executives for producing sustainable growth and improving shareholder returns consistent with our strategic plan and to align compensation with the long-term interests of our shareholders. The Compensation and Management Development Committee of our Board of Directors (the “Committee”) strongly believes that executive compensation—both pay opportunities and pay actually realized—should be at-risk and tied to Company performance. For example, beginning with the 2014 annual equity grants, the Company uses a TSR performance metric, which requires the Company’s TSR over a three-year performance period to be equal to the 75th percentile of our compensation peer group in order to receive target payout under these awards. In addition, the Committee designed the 2016 executive compensation program so that performance-based pay elements (annual incentive awards, restricted share units and performance-based awards) constitute a significant portion of the executive compensation awarded, determined at target levels. The following charts demonstrate the variable pay elements as compared to the targeted annual compensation of our named executive officers. As noted above, during 2016, Mr. Marshall was appointed as the Company’s President and Chief Executive Officer and Mr. Dugas was appointed as the Company’s Executive Chairman. Accordingly, in light of the 2016 management transition, we are providing separate charts for Mr. Dugas and Mr. Marshall. These charts demonstrate that the variable pay elements comprised at least 85% and 84%, respectively, of the targeted annual compensation for our Executive Chairman and President and Chief Executive Officer, in each case, based on his respective target annual compensation in his position as Chief Executive Officer.

Additionally, the following chart demonstrates that these variable pay elements comprised, on average, 76% of the targeted annual compensation for the other named executive officers.

Key Executive Compensation Decisions and Actions

The Committee, with advice from its independent compensation consultant, engages in an ongoing review of our executive compensation program to evaluate whether it supports the Committee’s compensation philosophy and serves the interests of our shareholders. In connection with this ongoing review, the Committee continues to revise the executive compensation program to implement and maintain competitive market practices. These practices include the following, each of which the Committee believes reinforces our executive compensation philosophy and objectives:

We design our executive compensation program to pay for performance by rewarding executives for performance against established performance objectives and improving shareholder returns	✓	Approximately 85% and 84%, respectively, of Mr. Dugas’ and Mr. Marshall’s targeted compensation was delivered as at-risk compensation
	✓	The performance-based awards under our 2016 long-term incentive program will vest based on the Company’s TSR performance over a three-year performance period
	✓	Our TSR performance metric for our 2016 performance awards requires our TSR to equal the 75th percentile of our peer group for target payout
	✓	Emphasis on future pay opportunity versus current pay through long-term incentive awards delivered 100% in the form of equity
Our executive compensation program is designed to mitigate excessive risk	✓	Independent, outside compensation consultant who provides no other services to the Company
	✓	Clawback policy since 2009 applicable to annual incentive awards, long-term incentive awards and equity grants
	✓	Robust stock ownership guidelines
We adhere to executive compensation best practices	✓	Beginning in 2016, all equity awards include double trigger vesting upon a change-in-control – meaning that both a change-in-control and qualifying termination of employment must occur for equity awards to vest in connection with or following a change-in-control
	✓	Limited perquisites that are competitive with market practice
	✓	No service-based defined benefit pension plan or other similar benefits
	✓	No re-pricing of underwater stock options
	✓	Prohibition against employee and director pledging and hedging of Company securities
	✓	No dividends or dividend equivalents paid on unearned performance-based equity awards

2016 Say On Pay Vote

In its compensation review process, the Committee considers whether our executive compensation and benefits program serves the interests of our shareholders. In that respect, as part of its on-going review of our executive compensation program, the Committee considered the approval by approximately 84% of the votes cast for the Company’s “say on pay” vote at our 2016 Annual Meeting of Shareholders. The Committee was pleased with this favorable outcome and interpreted this level of support as an endorsement by our shareholders of our executive compensation program and policies and did not make any changes to our executive compensation program in response to the 2016 “say on pay” vote. The Committee intends to continue to monitor our executive compensation program and engage with shareholders regarding such program.

Named Executive Officers

For 2016, our named executive officers were Ryan R. Marshall, President and Chief Executive Officer, Richard J. Dugas, Jr., Executive Chairman of the Board, Robert T. O’Shaughnessy, Executive Vice President and Chief Financial Officer, Harmon D. Smith, Executive Vice President and Chief Operating Officer, James R. Ellinghausen, Executive Vice President, Human Resources and Steven M. Cook, Executive Vice President, Chief Legal Officer and Corporate Secretary. In September 2016, Mr. Marshall was promoted to the position of President and Chief Executive Officer, upon Mr. Dugas’ retirement as Chief Executive Officer of the Company. Mr. Dugas will serve as the Company’s Executive Chairman until the Annual Meeting. In addition, Mr. Cook retired as the Company’s Executive Vice President, Chief Legal Officer and Corporate Secretary, effective March 3, 2017.

Establishing and Evaluating Executive Compensation

Executive Compensation Philosophy

Our overall compensation philosophy applicable to named executive officers is to provide a compensation program that is intended to attract and retain qualified executives for the Company through fluctuating business cycles, provide them with incentives to achieve our strategic, operational, and financial goals, increase shareholder value, and reward long-term financial success.

Key principles of our executive compensation philosophy include:

•	providing total compensation levels that are competitive with our direct competitors within the homebuilding industry, as well as companies of similar size and complexity in related industries;

•	fostering a pay for performance environment by delivering a significant portion of total compensation through performance-based, variable pay;

•	aligning the long-term interests of our executives with those of our shareholders;

•	requiring our executives to own significant levels of Company shares;

•

balancing cash compensation with equity compensation so that each executive has a significant personal financial stake in the Company’s share price performance (in general, we seek to provide a significant portion of total compensation to named executive officers in the form of equity-based compensation); and

•	balancing short-term compensation with long-term compensation to focus our senior executives on the achievement of both operational and financial goals and longer-term strategic objectives.

While our executive compensation philosophy and decisions with respect to compensation do not differ materially as applied to each of our named executive officers, the Committee believes that, given the contributions of our Chief Executive Officer to our overall strategy, as well as the requirements and responsibilities of his position as a director of the Board and leader of the Company, the total compensation levels for our Chief Executive Officer should be higher than the total compensation levels of the other named executive officers.

The Compensation and Management Development Committee

The Committee establishes our executive compensation philosophies and oversees the development and implementation of our executive compensation program. The Committee operates under a written charter adopted by the Committee. A copy of the charter is available at www.pultegroupinc.com. In general, the scope of the Committee’s authority is determined by the Board of Directors, or established by formal incentive plan documents. The fundamental responsibilities of the Committee include the following with respect to our senior executives:

•	establish compensation-related performance objectives under the annual incentive program and long-term incentive program that support our strategic plan;

•	establish individual performance goals and objectives for the Chief Executive Officer and evaluate the job performance of the Chief Executive Officer in light of those goals and objectives;

•	evaluate the job performance of the other named executive officers;

•

annually review and approve compensation levels for our Chief Executive Officer and other named executive officers, with input from the independent members of the Company’s Board of Directors in establishing compensation levels for our named executive officers (including our Chief Executive Officer);

•	administer the Company’s equity compensation and shareholder-approved incentive compensation plans;

•	develop and review succession plans for the Chief Executive Officer position, including assessing and creating development plans for internal talent;

•	review succession planning, leadership development programs, diversity representation and bench strength for all other senior executive positions; and

•	annually review the potential risks associated with our compensation program.

Information on the Committee’s processes and procedures for consideration of executive compensation are addressed under “Committees of the Board of Directors—Compensation and Management Development Committee” above.

The Committee is currently comprised of Mr. Bryce Blair, Mr. Richard W. Dreiling, Ms. Cheryl W. Grisé, Mr. Patrick J. O’Leary, Mr. James J. Postl, Mr. Scott F. Powers and Mr. William J. Pulte. Mr. O’Leary currently serves as the Committee Chairman. Each member of the Committee qualifies as an independent director under NYSE listing standards and our Corporate Governance Guidelines.

Independent Compensation Consultant

Pearl Meyer & Partners (“Pearl Meyer”) provides independent executive consulting services to the Committee. Pearl Meyer is retained by and reports to the Committee and participates in Committee meetings, as requested by the Committee. Pearl Meyer also:

•	participates in the design of our executive compensation program to help the Committee evaluate the linkage between pay and performance;

•	provides and reviews market data and advises the Committee on setting executive compensation and the competitiveness and reasonableness of our executive compensation program;

•	reviews and advises the Committee regarding the elements of our executive compensation program, equity grant and dilution levels, each as relative to our peers;

•	reviews and advises the Committee regarding individual executive pay decisions;

•	reviews and advises the Committee with respect to new compensation plans and programs;

•	reviews and advises the Committee regarding regulatory, disclosure and other technical matters; and

•	reviews and advises the Committee regarding our compensation risk assessment procedures.

During 2016, Pearl Meyer also advised the Committee in connection with the compensation awarded to Mr. Marshall in connection with his appointment to the position of Chief Executive Officer and to Mr. Dugas pursuant to the Transition Agreement. Pearl Meyer did not provide any other services to the Company during 2016.

Role of Executive Officers

As noted above, the Committee is responsible for all compensation decisions for our senior executives (which include the named executive officers). Mr. James R. Ellinghausen, our Executive Vice President, Human Resources, works with Mr. O’Leary to establish meeting agendas and to determine whether any members of the Company’s management or outside advisors should attend meetings. Our Chief Executive Officer annually reviews the performance of each member of senior management (other than our Chief Executive Officer’s or Executive Chairman’s performance). Recommendations based on these reviews, including salary adjustments, annual bonuses, and equity grants, are presented to the Committee. Decisions regarding salary adjustments, annual bonuses, and equity grants for the Chief Executive Officer and Executive Chairman are made by the Committee. All decisions for 2016 made with respect to the named executive officers other than the Chief Executive Officer and Executive Chairman were made after deliberation with Mr. Dugas prior to September 8, 2016 and Mr. Marshall after September 8, 2016.

At various times during the year at the request of the Committee, Robert T. O’Shaughnessy, the Executive Vice President and Chief Financial Officer of the Company, and Steven M. Cook, the Executive Vice President, Chief Legal Officer and Corporate Secretary of the Company, attended Committee meetings, or portions of Committee meetings, to provide the Committee with information regarding our operational performance, financial performance, or other topics requested by the Committee to assist the Committee in making its compensation decisions.

Key Factors in Setting 2016 Compensation

In establishing and evaluating our 2016 executive compensation program, the Committee, in consultation with our Chief Executive Officer at the time, considered the following key factors:

•	overall Company performance and specific financial results relative to incentive performance goals established by the Committee in February 2016;

•	competitive pay practices (evaluated based on market comparisons and recommendations of Pearl Meyer);

•	individual performance of each of our named executive officers;

•	historical equity grants;

•	tally sheets presenting the potential compensation for each of our named executive officers based on equity grant values and performance levels under our incentive compensation programs; and

•	our ability to retain and motivate key talent.

Market Comparisons

The Committee does not believe that it is appropriate to establish compensation levels based only on market practices. The Committee believes that compensation decisions are complex and require a deliberate review of Company performance and peer compensation levels, as well as the overall business environment and the role and contributions of each individual. While the Committee factors peer compensation levels and practices into setting compensation levels, this peer information is one of many factors the Committee considers in determining compensation levels. For each element of compensation, the Committee, based on the advice of Pearl Meyer, uses a guideline range of the 50th to 75th percentile of the market data (i.e., peer group and survey data) to evaluate target compensation levels, while also considering the expanded responsibilities of some of our named executive officers as compared to the peer group, revenue size relative to the peer group, our historical compensation practices, the overall mix of our compensation elements being weighted more heavily toward long-term and equity-based compensation, management ownership and financial performance. Additionally, at various times during the year, the Committee reviews market data to assess the reasonableness and competitiveness of our executive compensation program.

The Committee believes that the Company’s peer group should reflect the industry in which the Company competes for business and executive talent. Accordingly, the Company’s peer group includes companies meeting the following criteria: (i) companies within, or operating in an industry similar to, the home-building industry and (ii) companies of similar size in terms of revenue or market capitalization (1/2 to 2 times the Company’s revenue and market capitalization). In evaluating companies to include in our peer group, the Committee also reviewed the say-on-pay history for each of the companies to understand the alignment of the executive compensation programs at those companies with the interests and views of the shareholders of such companies. The peer group used for evaluating 2016 compensation decisions consisted of the companies below, which is the same peer group that was used for evaluating 2015 compensation decisions:

CalAtlantic Group, Inc.	Meritage Homes Corporation
D.R. Horton, Inc.	Mohawk Industries, Inc.
KB Home	NVR, Inc.
Lennar Corporation	Owens Corning
Masco Corporation	Toll Brothers, Inc.
M.D.C. Holdings, Inc.	USG Corporation

In addition to reviewing compensation practices among the compensation peer group, the Committee believes it is important to review compensation practices within general industry. The Company participates in or purchases a number of compensation surveys. With the assistance of Pearl Meyer, the Committee reviews a blend of general industry and peer group survey data in establishing target compensation levels and evaluating whether our compensation policies are in line with market data. The 2016 survey data was compiled from the following general industry compensation surveys: Mercer Human Resource Consulting’s US Mercer Benchmark Database (MBD) Executive (which has approximately 2,600 participating companies) and Willis TowersWatson Top Management

Compensation (which has approximately 480 participating companies). To assist the Committee in its review of the general industry survey data, Pearl Meyer extracts compensation information from the surveys with respect to companies with annual revenues ranging from $5 billion to $10 billion. The Committee believes that the compensation practices at companies of this size are most relevant to the Committee’s decision-making process.

Based on Pearl Meyer’s competitive market analysis prepared for evaluating 2016 compensation decisions, the Committee found that each element of Mr. Dugas’ target compensation other than long-term incentive compensation was either competitive with or above the 75th percentile of the market data, while long-term incentive compensation was between the 50th and 75th percentile of the market data. Upon his appointment as President and Chief Executive Officer, based on the same peer group and survey data, the Committee found that each element of Mr. Marshall’s target compensation was either competitive with or below the 25th percentile of the market data. For our other named executive officers, based on the same data, the Committee found that each element of target compensation was competitive with the market data. In its analysis, Pearl Meyer noted that this positioning was commensurate with the Company’s revenue positioning compared to the peer group. As noted above, the Committee also considered the expanded responsibilities of some of our named executive officers as compared to the peer group, revenue size relative to the peer group, our historical compensation practices, the overall mix of our compensation elements being weighted more heavily toward long-term and equity-based compensation, management ownership and financial performance.

Use of Tally Sheets

The Committee reviews tally sheets, prepared by management and reviewed by Pearl Meyer, which present comprehensive data on the total potential compensation for each of the named executive officers based on various equity grant values and performance levels under our incentive compensation programs. The tally sheets provide the Committee with a framework of potential minimum and maximum compensation levels that each named executive officer may earn under our executive compensation program. While the tally sheets provide a framework for the Committee, they are not determinative of the elements or amounts of compensation paid.

Executive Compensation Program Elements

The Committee has designed the elements of the compensation program for the named executive officers to advance the operational objectives and the long-term strategies of the Company. The following table lists the material elements of our 2016 executive compensation program. The Committee believes that the design of the Company’s executive compensation program balances fixed and variable compensation elements and provides alignment with our short and long-term financial and operational priorities and shareholder interests through the annual and long-term incentive programs. Our incentives are designed to drive overall corporate and individual performance, with compensation payouts varying from target based on actual performance against pre-established and communicated performance objectives.

Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2016 Decisions
Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provides base pay levels that are competitive with market practices in order to attract and retain top executive talent.	Responsibilities, individual performance and tenure, internal equity, market data, and recommendations from Pearl Meyer.	Four of our named executive officers received a salary increase in February 2016. Mr. Marshall received a salary increase in connection with his promotion to President and Chief Executive Officer. See page 42.
Annual Incentive Program	Variable compensation component payable in cash based on performance against annually established performance objectives.

Provides annual incentive opportunities that are competitive with market practices in order to attract, motivate and retain top executive talent.

Rewards executives for annual performance results relative to pre-established goals that are deemed critical to the success of the Company.

Aligns interests of executives with those of our shareholders.

Participants are eligible to receive a cash payout ranging from 0% – 200% of target based on the achievement of corporate goals.

2016 Performance Goals:

•       Pre-Tax Income

•       Adjusted Operating Margin

•       Inventory Turns

•       Awards are subject to a +/-10% payout modifier for certain quality related metrics.

Four of our named executive officers received an annual incentive target increase for 2016.

In connection with his promotion, Mr. Marshall’s annual incentive target was increased, effective January 1, 2017.

Based on performance relative to the Annual Incentive Program financial performance objectives, the committee certified a payout amount of 98.67% of target for the named executive officers.

See pages 42 and 44.

Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2016 Decisions
Long-Term Incentive Program (“LTI Program”)	2016 long-term incentives granted as stock-settled awards that vest based on performance over 3-year performance period.

Competitive with market practices in order to attract, motivate and retain top executive talent.

Focuses executives on long-term performance of the Company.

Directly aligns the interests of executives with those of our shareholders.

Retention of talent over performance period.

2016 awards: Company’s TSR performance relative to the TSR of the Company’s 2016 compensation peer group over 2016-2018 performance period.

2015 awards: Company’s TSR performance relative to the TSR of the Company’s 2015 compensation peer group over 2015-2017 performance period.

2014 awards: ROIC improvement and the Company’s TSR performance relative to the TSR of the Company’s 2014 compensation peer group, each weighted equally, over 2014-2016 performance period.

Three of our named executive officers received 2016 long-term incentive target adjustments. In connection with his promotion, Mr. Marshall’s long-term incentive target was increased, effective January 1, 2017.

2016 stock-settled performance-based awards represent 50% of the total long-term award opportunity, reflecting the Company’s emphasis on tying long-term incentive awards to the Company’s long-term performance.

Based on performance relative to the 2014-2016 financial performance objectives, the committee certified a payout amount of 67% of target for the named executive officers.

See pages 44 through 46.

Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2016 Decisions
Restricted Share Units	Restricted share units subject to 3-year cliff vesting.

Competitive with market practices in order to attract, motivate and retain top executive talent.

Focuses executives on long-term performance of the Company.

Directly aligns the interests of executives with those of our shareholders.

Retention of talent over vesting period.

Market practice and individual performance.

Restricted share units granted in 2017 and 2016 with respect to prior year performance represented 50% of each NEO’s total long-term award opportunity, reflecting the Company’s emphasis on tying long-term incentive awards to the Company’s financial performance.

In 2016, Mr. Marshall received restricted share units upon his promotion.

See pages 46 and 47.

Base Salary

The Committee determines the appropriateness of executives’ base salaries by considering the responsibilities of their positions, their individual performance and tenure, comparison to the base salary levels of executives in the compensation peer group and the general industry compensation surveys, and the recommendations of Pearl Meyer. Base salary increases are considered annually and are based upon both individual and Company performance in the prior year; however, historically the Committee has not had a practice of regularly adjusting base salaries for our executive officers on an annual basis. In February 2016, the Committee approved the following base salary increases for the named executive officers (other than Messrs. Dugas and Cook): Mr. Marshall from $550,000 to $700,000; Mr. Ellinghausen from $525,000 to $550,000; Mr. O’Shaughnessy from $700,000 to $750,000; and Mr. Smith from $625,000 to $700,000. The base salary increases were generally made to further align the base salary levels with market data, except that each of Messrs. Marshall and Smith’s salary increases also consisted of merit based adjustments to reflect the increasing responsibilities they have assumed since their last base salary increases. In connection with his promotion to President and Chief Executive Officer, Mr. Marshall’s base salary was further increased to $900,000 to further align his compensation with the market data for chief executive officer positions based on the Company’s peer group.

Annual Incentive Compensation

Under the shareholder-approved PulteGroup, Inc. 2013 Senior Management Incentive Plan (the “2013 Incentive Plan”), the Committee provides both annual and long-term incentives. The Committee adopted the 2016 Annual Incentive Program (the “Annual Program”) under the 2013 Incentive Plan. Compensation under the Annual Program is intended to be a significant component of an executive’s total compensation opportunity in a given year, helping create a “pay for performance” culture. Annual Program compensation holds executives accountable and rewards them based on the Company’s performance.

The financial measures used to assess corporate performance were pre-tax income, adjusted operating margin and inventory turns, each weighted equally. Pursuant to the terms of the Annual Program, each performance goal is measured independently of the other performance goals and payout is determined based on the weighted average result of the performance goals, with a payout modifier of +/-10% based on certain quality related metrics. The table below indicates the financial performance metrics and potential payouts with respect to the Company’s achievement of the 2016 Annual Program goals. The Committee believes that these performance metrics were meaningful measures of 2016 performance because these metrics increase the focus of participants on profitability and are tied to our strategy with respect to shareholder value creation. In addition, the Committee approved a payout modifier with respect to quality related metrics to further emphasize the importance of quality throughout the organization. The Committee established the payout formula for performance objectives to encourage strong, focused performance. Given the economic and market conditions at the time the targets were set, the target payout level was designed to be achievable with strong management performance, while payout at the maximum level was designed to be very difficult to achieve.

2016 Performance Goals ($ in 000s)(1)
Performance Measures	Threshold Payout (50%)	Target Payout (100%)	Maximum Payout (200%)	Performance Results(2)	Achieved Payout	Weighted Payout
Pre-Tax Income(2)	$854,000	$1,068,000	$1,282,000	$1,015,000	88.0%	29.3%
Adjusted Operating Margin(3)	12.1%	15.1%	18.1%	14.2%	84.0%	28.0%
Inventory Turns(4)	0.76	0.84	0.93	0.83	94.0%	31.3%
				Total % of Target:		88.67%
Quality Index(5)				64		10.0%
				Total Payout, including Quality Payout Modifier =		98.67%

(1)	Payouts for performance between threshold and target payout levels and between target and maximum payout levels are calculated using straight line interpolation.

(2)	Pre-tax income represents Income Before Income Taxes as reported in the Company’s Annual Report, as adjusted to exclude the impact of certain items, including: certain incentive compensation expense, certain land-related adjustments, certain gains on land sales, certain restructuring expenses as offset by savings associated with those restructuring efforts, adjustments to mortgage repurchase reserves, and costs associated with the Company’s relocation of its corporate office.

(3)	Adjusted operating margin represents the quotient of Home Sale Gross Margin (excluding certain land impairments and Capitalized Interest Amortization, less selling, general and administrative expenses, as further adjusted to exclude the impact of certain items, including: certain incentive compensation expense, certain restructuring expenses as offset by savings associated with those restructuring efforts, adjustments to insurance reserves, and costs associated with the Company’s relocation of its corporate office) divided by Home Sale Revenues.

(4)	Inventory turns represents the quotient of the trailing 12-month sum of Home Sale Cost of Revenues as reported in the Company’s Annual Report (excluding interest, land impairments, commissions, closing costs, and certain other items) divided by the trailing 13-month average of the sum of (1) House and Land Inventory, and (2) Land Held for Sale, each as reported in the Company’s Annual Report (excluding capitalized interest and certain other items).

(5)	The quality-related payout modifier was measured using a number of metrics the Company believes are reflective of the quality of the homes it produces and the quality of the consumer’s experience, including the Company’s warranty costs, consumers’ warranty requests and consumer surveys conducted by the Company.

The table below indicates the award opportunities established by the Committee and the cash payout under the Annual Program applicable to the named executive officers. The Committee determined the target payout level for each of the named executive officers based on each named executive officer’s position within the Company, each named executive officer’s historical pay levels, the incentive pay for executives at companies in our compensation peer group, the general industry compensation surveys and the recommendations of Pearl Meyer. In February 2016, the named executive officers’ Annual Program target opportunities increased as follows: Mr. Marshall from $550,000 to $700,000; Mr. Ellinghausen from $525,000 to $550,000; Mr. O’Shaughnessy from $700,000 to $750,000; and Mr. Smith from $625,000 to $700,000. The target opportunities for Messrs. Dugas and Cook remained the same as compared to the levels established for them in 2015.

Executive	Base Salary 2016	Target as % of Salary	Threshold(1)	Target	Maximum	Total Payout(2)
Richard J. Dugas, Jr.	$1,200,000	125%	$250,000	$1,500,000	$3,000,000	$1,480,050
Ryan Marshall(3)	$700,000	100%	$116,667	$700,000	$1,400,000	$690,690
Robert T. O’Shaughnessy	$750,000	100%	$125,000	$750,000	$1,500,000	$740,025
Harmon D. Smith	$700,000	100%	$116,667	$700,000	$1,400,000	$690,690
James R. Ellinghausen	$550,000	100%	$91,667	$550,000	$1,100,000	$542,685
Steven M. Cook	$425,000	100%	$70,833	$425,000	$850,000	$419,348

(1)	The threshold amount represents the minimum award that could be paid to the named executive officer upon the Company’s satisfaction of threshold performance for only one of the three performance goals. As noted previously, each performance goal is measured independently of the other performance goals.

(2)	Pursuant to the terms of the 2013 Incentive Plan, the Committee has the discretion to pay the awards in cash, restricted shares or both. The Committee determined to pay the entire award in cash.

(3)	In connection with Mr. Marshall’s appointment to the position of President and Chief Executive Officer, Mr. Marshall’s annual base salary was increased to $900,000, effective September 1, 2016. Prior to this promotion, Mr. Marshall’s base salary was $700,000. For purposes of calculating Mr. Marshall’s 2016 annual incentive award, the Committee used his base salary prior to his promotion.

Long-Term Incentive Compensation

In order to provide management with incentives to achieve our long-term goals, in connection with the adoption of the 2013 Incentive Plan, the Committee adopted the LTI Program. During 2016, each named executive officer was granted an aggregate award opportunity in the form of stock-settled performance-based awards under the LTI Program for the 2016-2018 performance period. During the fiscal year ended December 31, 2016, the 2016-2018, 2015-2017 and 2014-2016 performance periods were outstanding under the LTI Program. The Committee designed the LTI Program to have overlapping performance periods to address the cyclical nature of the homebuilding industry. These overlapping performance periods provide the Committee with the flexibility to address circumstances within our industry as well as the general economic and market conditions at the time the targets are set.

2016-2018 LTI Program

Consistent with the design of the 2015-2017 LTI Program, in 2016, the Committee approved performance-based awards for the 2016-2018 LTI Program that vest entirely based on the Company’s TSR performance relative to the TSR of the Company’s compensation peer group. TSR performance was deemed by the Committee to be an effective long-term measure that better aligns the executives’ interests with the interests of shareholders. For purposes of the 2016-2018 LTI Program, the Company is required to achieve a TSR equal to the 75th percentile of the 2016 compensation peer group over the three-year performance period in order to earn target vesting, with no payout for bottom quartile performance. In order to achieve the maximum vesting, the Company must be at least second in the 2016 compensation peer group based on TSR performance.

The table below shows the award opportunities established by the Committee relating to the 2016-2018 LTI Program. The award opportunities under the 2016-2018 LTI Program did not change compared to 2015 for the named executive officers other than Messrs. Marshall, O’Shaughnessy and Smith. For the 2016-2018 LTI Program, Mr. Marshall’s target award opportunity increased from $1,250,000 to $1,800,000, Mr. O’Shaughnessy’s target award opportunity increased from $1,550,000 to $1,600,000 and Mr. Smith’s target award opportunity increased from $1,500,000 to $1,600,000. Actual settlement of the awards will be determined after the end of the three-year performance period based on the Company’s relative TSR performance during that time. Under the award agreements, the 2016-2018 LTI Program award will be settled in Company shares, except that the award will be settled in any combination of Company shares and cash if (i) the fair market value of a Company share is less than $5.00 on December 31, 2018 (or the date of termination of employment due to death or disability) or (ii) the Company does not have a sufficient number of available shares under the Company’s stock incentive plan in effect at the time of the settlement of the award.

Award Opportunity Under 2016-2018 LTI Program

Executive	Base Salary as of 1/1/2016(1)	Target as % of Salary	Threshold	Target	Maximum
Richard J. Dugas, Jr.	$1,200,000	213%	$1,275,000	$2,550,000	$5,100,000
Ryan Marshall	$700,000	129%	$450,000	$900,000	$1,800,000
Robert T. O’Shaughnessy	$750,000	107%	$400,000	$800,000	$1,600,000
Harmon D. Smith	$700,000	114%	$400,000	$800,000	$1,600,000
James R. Ellinghausen	$550,000	127%	$350,000	$700,000	$1,400,000
Steven M. Cook	$425,000	94%	$200,000	$400,000	$800,000

(1)	Base salary is measured as of the first day of the performance period.

2015-2017 and 2014-2016 LTI Programs

The 2015-2017 LTI Program remains outstanding and will be settled following the completion of the three-year performance period, entirely based on the Company’s TSR performance relative to the TSR of the Company’s 2015 compensation peer group.

During 2016, the 2014-2016 LTI Program concluded and for each of the participating named executive officers, the vesting level under the 2014-2016 LTI Program was based on ROIC improvement compared to 2014 and TSR relative to a TSR comparator group, with each performance goal weighted equally.

With respect to the TSR metric under the 2014-2016 LTI Program, the Company was required to achieve a TSR equal to the 75th percentile of the TSR comparator group over the three-year performance period in order to earn target vesting, with 25th percentile relative TSR performance resulting in threshold vesting. In order to achieve the maximum vesting, the Company was required to be at least second in the TSR comparator group based on TSR performance. For purposes of assessing performance, the TSR comparator group consisted of the same companies that were included in the 2014 compensation group, excluding The Ryland Group due to its 2015 merger with Standard Pacific Corp.

For the 2014-2016 performance cycle, our relative TSR ranked seventh out of the twelve companies included in the TSR comparator group and resulted in an achievement level of 57%.

The table below sets forth the ROIC performance metric for the 2014-2016 LTI Program.

	2014—2016 LTI Program Performance Goals
Performance Measures	Threshold Payout (50%)	Target Payout (100%)	Maximum Payout (200%)	Actual Performance Results
ROIC Improvement(1)	–1.6%	2.0%	8.4%	0.36%

(1)	ROIC is defined as (i) consolidated earnings before interest and taxes (adjusted to exclude the expense related to performance awards granted after December 1, 2011, mortgage repurchase reserve adjustments related to mortgage loan originations prior to January 1, 2012, Company-wide restructuring costs as offset by savings associated with those restructuring efforts, gain or loss on debt retirements, land-related charges and land sale gains related to land acquired prior to January 1, 2012, intangible impairments and changes in U.S. generally accepted accounting principles), divided by (ii) consolidated shareholders’ equity plus consolidated debt (each as adjusted to exclude consolidated income tax asset and liability accounts, intercompany financial services debt and changes in U.S. generally accepted accounting principles).

Based on our ROIC improvement performance compared to 2013 and our TSR performance relative to the TSR comparator group, the Committee certified a vesting level of 67%.

Equity Grants

In addition to the long-term incentive opportunities granted under the Company’s LTI Program, we make annual grants of service-based equity to named executive officers as a means of furthering the linkage between an executive’s long-term incentive compensation and shareholder value. We seek to provide a significant portion of total compensation to named executive officers in the form of equity compensation. We believe that equity awards:

•	balance the overall compensation program by providing an appropriate mix of equity and cash compensation;

•	properly focus executives on long-term value creation for shareholders; and

•	encourage executive retention, particularly through fluctuating business cycles.

Our philosophy is to award equity grants to our named executive officers in amounts that reflect market data, the participant’s position, the participant’s ability to influence our overall performance, and individual performance based on a review of results during the prior year against pre-determined objectives such as operational efficiency, employee engagement, and retention and development of key talent. In addition, the Committee considers historical grant practices and market compensation levels in determining grants for individual executives.

The Committee believes that the annual equity grants to the named executive officers should be determined after a review of the Company’s financial statements for a full year. As a result, all annual equity awards are expected to be granted on the date of the regular Board meeting to be held in February of the following year.

In determining the annual equity grants for 2016 performance (which were granted in February 2017), the Committee considered the following: (i) the Company’s historical year-over-year compensation practices, including historical grant levels; (ii) total compensation earned by the named executive officers; (iii) a peer group analysis conducted by Pearl Meyer of the compensation of executive officers holding comparable positions at the companies within the compensation peer group; and (iv) the Company’s objective to provide greater incentive based on long-term Company performance.

As set forth in the table below, in February 2017, the Committee granted the following awards in recognition of each named executive officer’s performance in 2016. The value of these awards is excluded from the 2016 Summary Compensation Table, which reflects the value of the equity awards granted in 2016 in recognition of the named executive officers’ performance in 2015. The February 2017 grant levels were relatively consistent with the February 2016 grant levels, except for an increase in Mr. Marshall’s grant from a grant date fair value of $900,000 in February 2016 to approximately $1,625,000 in February 2017. This increase was made in recognition of Mr. Marshall’s performance and increased responsibilities since assuming the position of Chief Executive Officer in September 2016.

	Time-Based Restricted Share Units(1)
Executive	#	Value(2)
Richard J. Dugas, Jr.	119,775	$2,550,010
Ryan Marshall	76,327	$1,625,002
Robert T. O’Shaughnessy	37,577	$800,014
Harmon D. Smith	37,577	$800,014
James R. Ellinghausen	32,880	$700,015
Steven M. Cook	18,789	$400,018

(1)	These equity awards were granted in 2017 and, accordingly, are excluded from the 2016 Summary Compensation Table.

(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

On December 5, 2011, the Committee granted Messrs. O’Shaughnessy, Smith, Marshall and Ellinghausen performance-based equity awards representing the right to receive the Company’s common shares upon satisfaction of certain performance-based milestones. During 2013, 50% of the shares subject to such awards vested based on our achievement of a quarterly adjusted gross margin goal of 20% during 2012 and a quarterly adjusted gross margin goal of 22% during 2013. The remaining portion of the December 2011 performance-based equity awards did not vest because the Company did not achieve quarterly inventory turn performance goals of 1.0 or 1.25 through the end of the five-year performance period (December 5, 2016).

CEO Compensation Arrangements

Mr. Marshall’s Compensation

In connection with Mr. Marshall’s appointment to the position of President and Chief Executive Officer, Mr. Marshall’s annual base salary was increased to $900,000, effective September 1, 2016, and his 2017 annual incentive bonus target will equal $1,350,000. For the 2017-2019 LTI Program, Mr. Marshall’s target award opportunity will equal $3,250,000. The Committee also approved a promotional equity award to Mr. Marshall under the Company’s 2013 Stock Incentive Plan of restricted share units valued at $500,000 on the grant date. The restricted share units will vest in their entirety on the third anniversary of the grant date. The compensation awarded to Mr. Marshall in connection with his promotion was determined after considering the market data from the peer group and compensation surveys discussed above, input from Pearl Meyer and the Company’s historical compensation arrangements with respect to its Chief Executive Officer.

Transition Agreement with Mr. Dugas

On September 8, 2016, the Company entered into the Transition Agreement with Mr. Dugas in connection with Mr. Dugas’ retirement from the Company. Pursuant to the terms of the Transition Agreement, Mr. Dugas retired from his position of Chief Executive Officer of the Company, effective September 8, 2016, and will retire from his position of Executive Chairman of the Company, effective at the Annual Meeting. While serving as Executive Chairman, Mr. Dugas continues to receive his current base salary of $1,200,000, remained eligible to receive his 2014-2016 LTI Program payout and remained eligible to receive a 2017 grant of restricted share units, having terms and conditions and in an amount consistent with past practices, but cliff-vesting in February 2020. Under the terms of Mr. Dugas’ separation, Mr. Dugas will not be eligible to participate in the 2017-2019 LTI Program and will not be eligible to receive benefits under the PulteGroup, Inc. Executive Severance Policy or the PulteGroup, Inc. Retirement Policy.

In addition, in exchange for Mr. Dugas signing a general release of claims in favor of the Company, Mr. Dugas (i) received his 2016 annual bonus, (ii) remains eligible to receive his 2017 annual bonus, if any, with a target opportunity consistent with the 2016 bonus opportunity and dependent on the Company’s attainment of the 2017 performance goals established by the Committee and prorated through his date of retirement as Executive Chairman, (iii) remains eligible to receive the amounts earned, if any, for the 2015-2017 and 2016-2018 performance cycles under the LTI Program, based on the actual performance of the Company during the applicable performance cycles and prorated for his period of service with the Company during the applicable performance cycle and (iv) continued vesting of his restricted share and restricted share unit awards that remain outstanding on the date of his retirement as Executive Chairman. Because Mr. Dugas was not retirement-eligible under the terms of the LTI Program and equity grants, the continued vesting of his equity awards resulted in a modification charge under applicable accounting rules, resulting in additional compensation being reported in the 2016 Summary Compensation Table. The terms of the Transition Agreement were determined after considering input from Pearl Meyer regarding market practice in comparable situations.

Executive Severance Policy

The Committee has adopted the PulteGroup, Inc. Executive Severance Policy, which provides for severance benefits ranging from one times base salary to two times base salary, depending on the length of service with the Company and the executive’s position at the time of a qualifying termination of employment. The Committee also has adopted the PulteGroup, Inc. Retirement Policy, which establishes administrative guidelines for the treatment of outstanding equity and long-term incentive awards following an employee’s qualifying retirement. The Committee believes that these policies help us accomplish our compensation philosophy of attracting and retaining exemplary talent and reduces the need to negotiate individual severance arrangements with new and departing executives.

While these policies reduce the need to negotiate individual severance provisions, the Committee recognizes that under certain circumstances individual severance arrangements may be desirable or beneficial to the Company. Pursuant to the Company’s Executive Severance Policy, the Company is prohibited from entering into a severance agreement with a senior executive of the Company without shareholder approval if such agreement would provide for specified benefits exceeding 2.99 times the sum of (a) the senior executive’s annual base salary as in effect immediately prior to termination of employment and (b) the senior executive’s target annual bonus in the fiscal year in which the termination of employment occurs. Benefits excluded from this policy are (i) the value of any accelerated vesting of any outstanding equity-based award provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives, (ii) a pro-rata portion of the value of any accelerated vesting of any outstanding long-term cash-based incentive award provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives, (iii) compensation and benefits for services rendered through the date of termination of employment, (iv) any post-termination retirement and other benefits, special benefits or perquisites provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives and (v) payments that are required by the Company’s bylaws regarding indemnification and/or a settlement of any claim made against the Company. The policy is available for viewing on our website at www.pultegroupinc.com.

Benefits

Named executive officers participate in employee benefit plans on the same terms as generally available to all employees. In addition, each of the named executive officers were eligible to participate in the Financial Counseling Reimbursement Plan. In connection with the Company’s relocation of its corporate headquarters to Atlanta, Georgia, certain employees who also relocated to Atlanta received benefits pursuant to the Company’s existing relocation policy. Pursuant to this relocation policy, during 2016, Messrs. Dugas and Marshall received relocation benefits. These relocation benefits were deemed to be important in retaining our employees in connection with our corporate relocation and were subject to repayment if the named executive officer resigned or was terminated by the Company with cause within 12 months of his relocation.

The named executive officers, as well as other Company executives, may also participate in the Company’s Non-Qualified Deferral Program, under which they may elect to defer the receipt of their annual and/or long-term incentive cash awards. This plan is discussed further under the section “2016 Non-Qualified Deferred Compensation Table.” We do not have a defined benefit pension plan.

Clawback Policy

The Committee has adopted a clawback policy with respect to the Annual Program, LTI Program, and equity grants. Under the policy, in the event any named executive officer engages in “detrimental conduct” (as defined in the policy), the Committee may require that such named executive officer (i) reimburse the Company for all or any portion of any bonus, incentive payment, equity-based award, or other compensation received by such named executive officer within the 36 months following such detrimental conduct and (ii) remit to the Company any profits realized from the sale of Company securities within the 36 months following such detrimental conduct.

Prohibition Against Pledging and Hedging of Company Securities

To further enhance the linkage between executives’ long-term incentive compensation and shareholder value, the Company’s insider trading policy prohibits directors and executive officers from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, with respect to their Company security holdings. Additionally, under the Company’s insider trading policy, directors and executive officers are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, as such arrangements could result under some circumstances in a margin sale or foreclosure sale occurring at a time when the director or executive officer is aware of material nonpublic information or otherwise is not permitted to trade in Company securities. The policy is available for viewing on our website at www.pultegroupinc.com.

Share Ownership Guidelines

To align our executives’ interests with those of our shareholders and to assure that our executives own meaningful levels of Company common shares throughout their tenures with the Company, our executive officers are subject to share ownership guidelines adopted by the Committee. The share ownership guidelines require, within a five-year period from date of hire, promotion or determination that a position is subject to Section 16 of the Exchange Act, the Chief Executive Officer to own Company common shares equal in value to at least six times his base salary and each of the other named executive officers to own Company common shares equal to at least three times their respective base salary. Included in the definition of share ownership are restricted shares and restricted share units, any Company common shares owned outright (including the value of restricted shares that have vested at the higher of the current market price or the share price on the date of vesting), common shares in any Company benefit plan, and the intrinsic value of vested in-the-money stock options. Unvested and/or underwater stock options do not count towards meeting share ownership guidelines. As of March 10, 2017, all of the named executive officers have met or, within the applicable period, are expected to meet the share ownership guidelines.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation over $1 million paid to any “covered employee” under Section 162(m), and provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee structures compensation to avail itself of the performance-based compensation exemption under Section 162(m) to the extent practicable. Because the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to continue to attract, retain, and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation in appropriate circumstances. Due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations and guidance issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does, in fact, do so.

2017 Compensation Decisions

At its February 2017 meeting, the Committee took the following actions with respect to 2017 compensation matters:

•	Base Salary. The Committee approved 2017 base salaries for the named executive officers, which did not change from the base salary levels set in 2016.

•

Annual Program. The Committee approved the performance metrics, consisting of pre-tax income, adjusted operating margin and inventory turns, and the 2017 target award opportunities under the Annual Program. The Committee also approved payout modifiers to the Annual Program based on certain quality related metrics and pre-tax income growth. The 2017 Annual Program target opportunities for Messrs. Dugas, O’Shaughnessy and Ellinghausen did not change compared to their 2016 target opportunities. For 2017, Mr. Marshall’s target opportunity increased from $900,000 to $1,350,000 and Mr. Smith’s target opportunity increased from $700,000 to $875,000.

•

Long-Term Incentive Awards. The Committee approved the grant of performance-based awards that will be settled in PulteGroup shares in accordance with the terms of the applicable award agreements and time-based restricted share unit awards. The Committee also approved relative TSR performance, as measured against the eight homebuilders in our

2017 peer group, ROIC and adjusted operating margin as the performance metrics under the 2017-2019 LTI Program. The award opportunities under the 2017-2019 LTI Program did not change compared to 2016 for the named executive officers other than Mr. Marshall, whose target award opportunity increased from $900,000 to $1,625,000.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Patrick J. O’Leary, Chair

Bryce Blair

Richard W. Dreiling

Cheryl W. Grisé

James J. Postl

Scott F. Powers

William J. Pulte

2016 EXECUTIVE COMPENSATION

2016 Summary Compensation Table

The table below sets forth information concerning the compensation of each individual who served as our Chief Executive Officer during 2016, our Chief Financial Officer, and our other three most highly compensated executive officers who served in such capacities as of December 31, 2016 (collectively, the “named executive officers”). Pursuant to SEC disclosure rules, Mr. Dugas’ 2016 compensation also includes the incremental fair value associated with the modifications to the vesting terms of Mr. Dugas’ outstanding equity awards pursuant to the Transition Agreement. Please see footnote 1 to the table below, as well as the Compensation Discussion and Analysis section, for further information regarding the Transition Agreement and the modifications to Mr. Dugas’ outstanding equity awards in connection with Mr. Dugas’ separation from the Company.

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)(4)	Total ($)(4)
Richard J. Dugas, Jr. Executive Chairman of the Board	2016	$1,200,000	$—	$14,018,279	$1,480,050	$5,586	$34,816	$16,738,730
	2015	$1,200,000	$—	$5,100,011	$1,503,750	$3,721	$130,608	$7,938,090
	2014	$1,200,000	$—	$5,100,019	$1,380,000	$—	$53,622	$7,733,641

Ryan R. Marshall President & CEO	2016	$738,462	$—	$2,300,016	$690,690	$576	$27,132	$3,756,876
	2015	$538,462	$—	$1,250,022	$551,375	$384	$136,009	$2,476,252
	2014	$482,308	$—	$1,000,004	$1,071,372	$—	$87,858	$2,641,542

Robert T. O’Shaughnessy EVP & CFO	2016	$742,307	$—	$1,600,012	$740,025	$—	$13,010	$3,095,354
	2015	$700,000	$—	$1,550,012	$701,750	$—	$12,936	$2,964,698
	2014	$700,000	$—	$1,550,014	$644,000	$—	$1,396,277	$4,290,291

Harmon D. Smith EVP & COO	2016	$688,462	$—	$1,600,012	$690,690	$5,713	$16,244	$3,001,121
	2015	$625,000	$—	$1,500,018	$626,563	$3,954	$477,694	$3,233,229
	2014	$625,000	$—	$1,500,006	$588,477	$—	$141,420	$2,854,903

James R. Ellinghausen EVP – HR	2016	$546,154	$—	$1,400,006	$542,685	$—	$13,568	$2,502,413
	2015	$525,000	$—	$1,400,006	$526,313	$—	$10,852	$2,462,171
	2014	$525,000	$—	$1,400,015	$483,000	$—	$110,476	$2,518,491

Steve M. Cook EVP & Chief Legal Officer	2016	$425,000	$—	$800,006	$419,348	$853	$10,804	$1,656,011

(1)	The amounts reported in this column for 2016 are awards granted pursuant to the Company’s 2013 Stock Incentive Plan and are valued based on the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 8 to the Company’s audited financial statements included in our Annual Report for the fiscal year ended December 31, 2016. The amounts included in the Stock Awards column for the stock-settled performance-based awards granted during 2016 are calculated based on the probable satisfaction of the performance conditions for such awards. Assuming the highest level of performance is achieved for these performance-based awards, the maximum value of these awards at the grant date would be as follows: Mr. Dugas—$5,100,000; Mr. Marshall—$1,800,000; Mr. O’Shaughnessy—$1,600,000; Mr. Smith—$1,600,000; Mr. Ellinghausen—$1,400,000; and Mr. Cook—$800,000.

Pursuant to SEC disclosure rules, this column also includes the incremental fair value associated with the modifications to the vesting terms of Mr. Dugas’ outstanding equity awards pursuant to the Transition Agreement. Accordingly, because the modification occurred in the same year as the 2016 awards were granted, in effect, the amount reported in this column for Mr. Dugas reflects both the aggregate grant date fair value of the original 2016 awards and the incremental fair value of the modified 2016 awards—in effect, double counting the 2016 awards. The incremental value associated with the 2016 modification to Mr. Dugas’ outstanding equity awards equals $8,918,268. We are presenting the supplemental table below to show Mr. Dugas’ compensation, but adjusted to exclude the incremental fair value associated with the modifications to the vesting terms of Mr. Dugas’ outstanding equity awards. The amounts reported in the supplemental table below differ from, and are not a substitute for, the amounts reported in the Summary Compensation Table above.

	Year	Salary ($)	Bonus	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)(4)	Total ($)(4)
Richard J. Dugas, Jr.	2016	$1,200,000	$—	$5,100,011	$1,480,050	$5,586	$34,816	$7,820,463
	2015	$1,200,000	$—	$5,100,011	$1,503,750	$3,721	$130,608	$7,938,090
	2014	$1,200,000	$—	$5,100,019	$1,380,000	$—	$53,622	$7,733,641

See the Compensation Discussion and Analysis section for further discussion regarding the Transition Agreement and the modification to Mr. Dugas’ outstanding equity awards in connection with Mr. Dugas’ separation from the Company to allow for continued vesting post-separation.

(2)	For 2016, the amounts reflect the actual payout received under the Annual Program.

(3)	The following table contains information regarding the compensation and benefits included in “All Other Compensation.”

Name	Perquisites & Other Personal Benefits (A)	Relocation Expenses (B)	TOTAL All Other Compensation
Richard J. Dugas, Jr.	$18,028	$16,789	$34,816
Ryan Marshall	$16,721	$10,411	$27,132
Robert T. O’Shaughnessy	$13,010	$—	$13,010
Harmon D. Smith	$16,244	$—	$16,244
James R. Ellinghausen	$13,568	$—	$13,568
Steven M. Cook	$10,804	$—	$10,804

(A)	Amounts in this column include the cost of financial planning services reimbursed to certain of the named executive officers, life insurance premiums for each of the named executive officers, reimbursements under our health examination reimbursement program and a Company match of $10,600 under the Company’s 401(k) plan.

(B)	Amounts in this column include the incremental cost or valuation of relocation expenses for the named executive officers in connection with the Company’s relocation of its corporate headquarters to Atlanta, Georgia. Pursuant to the Company’s relocation policy, the named executive officer received assistance with relocation expenses. The named executive officers’ relocation benefits were subject to repayment if the named executive officer resigned or was terminated by the Company with cause prior to the 12-month anniversary of his relocation. These relocation expenses represent the amount accrued for payment or paid to the service provider or the named executive officer, as applicable.

(4)	For 2014 and 2015, the “All Other Compensation” and “Totals” amounts for each named executive officer have been adjusted compared to prior disclosure to include the Company’s match of $10,600 under the Company’s 401(k) plan.

2016 Grants of Plan-Based Awards Table

The following table sets forth information concerning award opportunities under our LTI Program and grants under the 2013 Stock Incentive Plan to the named executive officers during the fiscal year ended December 31, 2016, as well as estimated possible payouts under the Annual Program.

Name			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards (4)
	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
Richard J. Dugas, Jr.			$250,000	$1,500,000	$3,000,000
	2/11/2016	(2)				$1,275,000	$2,550,000	$5,100,000		$2,550,000
	2/11/2016								162,784	$2,550,011
	9/8/2016	(5)				$998,325	$1,996,650	$3,993,300		$1,996,650
	9/8/2016	(5)				$573,750	$1,147,500	$2,295,000		$1,147,500
	9/8/2016	(6)							275,417	$5,774,117
Ryan R. Marshall			$116,667	$700,000	$1,400,000
	2/11/2016	(2)				$450,000	$900,000	$1,800,000		$900,000
	2/11/2016								57,453	$900,001
	9/8/2016								23,850	$500,015
Robert T. O’Shaughnessy			$125,000	$750,000	$1,500,000
	2/11/2016	(2)				$400,000	$800,000	$1,600,000		$800,000
	2/11/2016								51,070	$800,012
Harmon D. Smith			$116,667	$700,000	$1,400,000
	2/11/2016	(2)				$400,000	$800,000	$1,600,000		$800,000
	2/11/2016								51,070	$800,012
James R. Ellinghausen			$91,667	$550,000	$1,100,000
	2/11/2016	(2)				$350,000	$700,000	$1,400,000		$700,000
	2/11/2016								44,686	$700,006
Steven M. Cook			$70,833	$425,000	$850,000
	2/11/2016	(2)				$200,000	$400,000	$800,000		$400,000
	2/11/2016								25,535	$400,006

(1)	Consists of award opportunities under the Annual Program. For each of our named executive officers, the performance goals under the Annual Program were pre-tax income (as defined), operating margins and inventory turns, as adjusted by a payout modifier for quality related metrics (see the “Annual Incentive Compensation” section of the Compensation Discussion and Analysis for further information regarding the Annual Program).

(2)	Represents the award opportunities under the LTI Program relating to the Company’s performance for the 2016-2018 performance period. Payment of the award depends on the Company’s TSR performance compared to the 2016 compensation peer group, measured over the 2016-2018 performance period. The award will be settled in Company shares in accordance with the terms of the underlying award agreements. Please see “Compensation Discussion and Analysis” for further information regarding the award.

(3)	Consists of restricted share unit awards under the 2013 Stock Incentive Plan, which are scheduled to vest on the third anniversary of the grant date, including Mr. Marshall’s promotional equity award of restricted share units on September 8, 2016. During the restriction period, the named executive officers are entitled to receive dividends. These restricted share unit grants are subject to only service-based vesting and, accordingly, do not include a performance-based vesting requirement.

(4)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and, in the case of the stock-settled performance-based awards, are valued based upon the probable outcome of the applicable performance conditions. Assumptions used in the calculation of these amounts are included in Note 8 to the Company’s audited financial statements included in our Annual Report for the fiscal year ended December 31, 2016.

(5)	This amount represents the prorated award opportunities underlying the 2015-2017 and 2016-2018 LTI Programs, which were impacted by the modification to Mr. Dugas’ outstanding LTI Program awards in connection with his retirement from the Company and does not reflect a new grant. As noted in the Compensation Discussion and Analysis, in 2016, the vesting terms of Mr. Dugas’ LTI Program awards were modified in connection with his retirement from the Company to allow for continued vesting post-separation.

(6)	This amount represents the number of restricted share units that were impacted by the modification to outstanding restricted share unit awards in connection with Mr. Dugas’ retirement from the Company and does not reflect a new equity grant. As noted in the Compensation Discussion and Analysis, in 2016, the vesting terms of Mr. Dugas’ outstanding restricted share unit awards were modified in connection with his retirement from the Company to allow for continued vesting post-separation.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements

The Company generally executes an offer of employment prior to the time an executive joins the Company that describes the basic terms of the executive’s employment, including his or her start date and initial compensation levels. None of the named executive officers has an employment contract with the Company. Mr. Dugas and the Company executed a Transition Agreement, which is discussed further above in “Compensation Discussion and Analysis—CEO Arrangements”.

Equity Awards

Service-based restricted share unit grants generally cliff vest three years from the anniversary of the grant date. On February 11, 2016, the Committee granted each named executive officer a stock-settled performance-based award under the Company’s LTI Program. Actual settlement of the stock-settled performance-based award will be determined after the end of the three-year performance period based on the Company’s TSR performance relative to the Company’s 2016 compensation peer group, measured over the 2016-2018 performance period. Under the award agreement, the 2016-2018 LTI Program will be settled in Company shares, subject to potential settlement in cash in certain circumstances. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—2016-2018 Program.”

2016 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding outstanding option awards and unvested stock awards held by each of the named executive officers at December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Richard J. Dugas, Jr.	165,000	—	—	$7.765	2/10/2021	406,456(3)	$7,470,661	554,951	$10,200,000
	330,000	—	—	$11.445	2/11/2020
Ryan R. Marshall	15,000	—	—	$12.335	8/18/2019	135,482(4)	$2,490,160	165,941	$3,050,000
Robert T. O’Shaughnessy	25,000	—	—	$8.200	6/1/2021	125,128(5)	$2,299,853	171,381	$3,150,000
Harmon D. Smith	—	—	—	—	—	123,617(6)	$2,272,081	168,662	$3,100,000
James R. Ellinghausen	37,500	—	—	$7.765	2/10/2021	111,577(7)	$2,050,786	152,339	$2,800,000
Steven M. Cook	15,000	—	—	$10.930	12/6/2017	61,831(8)	$1,136,454	87,051	$1,600,000
	57,000	—	—	$11.355	12/9/2018
	75,000	—	—	$12.335	8/18/2019
	42,750	—	—	$11.445	2/11/2020
	13,375	—	—	$7.765	2/10/2021

(1)	Reflects the value using the closing share price at the 2016 fiscal year end of $18.38.

(2)	Represents stock-settled performance awards granted under the 2015-2017 and 2016-2018 LTI Programs that will vest on December 31, 2017 and December 31, 2018, respectively, following the completion of the three-year performance periods. The 2015-2017 and 2016-2018 awards will be settled based on the Company’s TSR performance relative to a peer group over the three-year performance period. In accordance with SEC executive compensation disclosure rules, these awards are being reported based on achieving maximum performance goals with respect to both performance periods. For the 2015-2017 performance period, the named executive officers had outstanding stock-settled performance awards in the following amounts: Mr. Dugas—$5,100,000; Mr. Marshall—$1,250,000; Mr. O’Shaughnessy—$1,550,000; Mr. Smith—$1,500,000; Mr. Ellinghausen—$1,400,000; and Mr. Cook—$800,000. For the 2016-2018 performance period, the named executive officers had outstanding stock-settled performance awards in the following amounts: Mr. Dugas—$5,100,000; Mr. Marshall—$1,800,000; Mr. O’Shaughnessy—$1,600,000; Mr. Smith—$1,600,000; Mr. Ellinghausen—$1,400,000; and Mr. Cook—$800,000.

(3)	This amount includes 131,039 restricted share units that vested on February 5, 2017, 112,633 restricted share units that are scheduled to vest on February 12, 2018 and 162,784 restricted share units that are scheduled to vest on February 11, 2019.

(4)	This amount includes 12,847 restricted share units that vested on February 5, 2017, 13,725 restricted share units that are scheduled to vest in May 7, 2017, 27,607 restricted share units that are scheduled to vest on February 12, 2018, 57,453 restricted share units that are scheduled to vest on February 11, 2019, and 23,850 restricted share units that are scheduled to vest on September 8, 2019.

(5)	This amount includes 39,826 restricted share units that vested on February 5, 2017, 34,232 restricted share units that are scheduled to vest on February 12, 2018 and 51,070 restricted share units that are scheduled to vest on February 11, 2019.

(6)	This amount includes 25,694 restricted share units that are vested on February 5, 2017, 13,725 restricted share units that are scheduled to vest in May 7, 2017, 33,128 restricted share units that are scheduled to vest on February 12, 2018 and 51,070 restricted share units that are scheduled to vest on February 11, 2019.

(7)	This amount includes 35,972 restricted share units that vested on February 5, 2017, 30,919 restricted share units that are scheduled to vest on February 12, 2018 and 44,686 restricted share units that are scheduled to vest on February 11, 2019.

(8)	This amount includes 18,628 restricted share units that vested on February 5, 2017, 17,668 restricted share units that are scheduled to vest on February 12, 2018 and 25,535 restricted share units that are scheduled to vest on February 11, 2019.

2016 Option Exercises and Stock Vested Table

The following table provides information regarding the exercise of stock options and the vesting of stock awards for each of the named executive officers during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(b)	(c)	(d)	(e) (1)
Richard J. Dugas, Jr.	—	$—	206,595	$3,551,968
Ryan R. Marshall	—	$—	30,817	$539,165
Robert T. O’Shaughnessy	—	$—	67,411	$1,154,539
Harmon D. Smith	—	$—	52,562	$911,589
James R. Ellinghausen	225,000	$4,703,125	60,887	$1,042,804
Steven M. Cook	20,000	$439,600	31,531	$540,027

(1)	Included in this column are restricted share units that vested on February 5, 2016, with the value determined based on the number of restricted share units vesting multiplied by the Company’s closing stock price on that date of $16.23. Also included in this column is the value of the performance awards that vested under the 2014-2016 LTI Program based on performance and service through December 31, 2016, with the value determined based on the Company’s closing stock price on December 30, 2016.

2016 Non-Qualified Deferred Compensation Table

The following table provides information regarding the Company’s Non-Qualified Deferral Program.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
Richard J. Dugas, Jr.	$—	$—	$33,294	$—	$918,836
Ryan R. Marshall	$—	$—	$3,433	$—	$94,747
Robert T. O’Shaughnessy	$—	$—	$—	$—	$—
Harmon D. Smith	$—	$—	$34,049	$35,247	$936,542
James R. Ellinghausen	$—	$—	$—	$—	$—
Steven M. Cook	$—	$—	$5,086	$—	$140,372

Non-Qualified Deferral Program

Pursuant to the Company’s Non-Qualified Deferral Program, certain executives, including each of our named executive officers, may defer awards earned under the Senior Management Annual Incentive Plan. Deferral elections are made by executives prior to the beginning of the performance period in which awards are earned. Executives may elect to defer from 5% to a maximum of 90% of their incentive pay, with a minimum deferral amount of $10,000. The executive selects a deferral period that may range from two to twenty years. Payout period elections are restricted to either a lump-sum or annual installments over a period of up to ten years. In the event of death, permanent disability or termination from employment, any remaining deferral period is overridden with the payouts to occur as either a lump-sum or in two or three annual installments. Unfunded deferral accounts are credited with interest on a monthly basis. The annual interest rate is determined each January 1 for a period of one calendar year and is equal to the applicable yield on the five-year U.S. Treasury Note as of the first business day of January, plus 2%. The interest crediting rate for 2016 was 3.76%.

Potential Payments Upon Termination or Change in Control

The Committee has adopted an Executive Severance Policy, which provides for the payment of certain benefits to named executive officers and other eligible executives and key employees of the Company upon a qualifying termination of employment. Under the terms of the policy, a qualifying termination of employment is generally defined as a termination of employment other than due to cause, death, disability, resignation other than for constructive termination or as a result of a sale, spin-off, other divestiture, merger or other business combination where the executive obtains or is offered comparable employment with the resulting entity. In the event of a qualifying termination of employment, the Executive Severance Policy provides for the following severance benefits, subject to the executive’s timely execution of a release and restrictive covenant agreement:

•

Severance Pay. For named executive officers employed by the Company for five or more years as of the termination date, a severance payment equal to 1/12 of the executive’s base salary in effect as of the termination date, multiplied by 24. For named executive officers employed by the Company for less than five years as of the termination date, a severance payment equal to 1/12 of the executive’s base salary in effect as of the termination date, multiplied by 18. As of December 31, 2016, each of the named executive officers, other than Mr. Dugas, was eligible to receive a multiple equal to 24. Pursuant to the terms of the Transition Agreement, as of September 8, 2016, Mr. Dugas was no longer eligible to receive benefits under the Executive Severance Policy.

•	Bonus. The executive will receive a prorated bonus under the Annual Incentive Program for the year in which the termination occurs, calculated based on actual performance during the year.

•

Long-Term Incentive Plan Awards. The executive will be entitled to a prorated portion of any outstanding long-term incentive plan awards at the end of the applicable performance period, based on actual performance during the period.

•

Continued Benefits Coverage. Provided that the executive properly elects continued health care coverage under applicable law, a payment equal to the difference between active employee premiums and continuation coverage premiums for up to 18 months of coverage.

In addition, the Committee has adopted a Retirement Policy which clarifies the definition of retirement for purposes of determining the treatment of equity and long-term incentive awards following a qualifying retirement. Under the policy, a qualifying retirement will occur upon a separation from the Company (i) on or after attaining age 60 and completing five consecutive years of service or (ii) on or after attaining age 55 and completing ten consecutive years of service; in both cases, provided that the employee gives at least six months’ notice to the Company. In the event of a qualifying retirement, the Retirement Policy provides for outstanding equity and long-term incentive awards to be treated as follows, subject to the employee’s timely execution of a release and restrictive covenant agreement:

•

Time-Based Restricted Shares/Restricted Share Units. For any outstanding time-based restricted share awards, fifty percent (50%) of the common shares subject to the award that were not vested immediately prior to the employee’s qualifying retirement will vest upon such retirement date. The remaining common shares will continue to vest in accordance with the original vesting schedule set forth in the underlying agreement.

•

Stock Options. Any outstanding stock options will be exercisable only to the extent that the options are exercisable as of such retirement date or become exercisable pursuant to the terms of the underlying agreement.

•

Long-Term Incentive Plan Awards. The employee will be entitled to a prorated portion of any outstanding long-term incentive plan awards at the end of the applicable performance period, based on actual performance during the period.

Additionally, upon a qualifying retirement, the employee is eligible for the employee’s annual bonus, based on actual performance of the Company and prorated based on the number of days employee was employed in the year in which retirement occurs.

As of December 31, 2016, Mr. Ellinghausen and Mr. Cook were our only named executive officers who would have been eligible for benefits under the Retirement Policy, assuming each had given timely notice of his intent to retire. If Mr. Ellinghausen had experienced a qualifying retirement on December 31, 2016, he would have been eligible to continue vesting in restricted share unit awards with respect to 111,577 shares (valued at $2,050,786 based on our December 30, 2016 share price, with 50% of those shares vesting immediately upon such retirement). If Mr. Cook had experienced a qualifying retirement on December 31, 2016, he would have been eligible to continue vesting in restricted share unit awards with respect to 61,831 shares (valued at $1,136,454 based on our December 30, 2016 share price, with 50% of those shares vesting immediately upon such retirement). As noted above, Mr. Cook retired from the Company, effective March 3, 2017. Pursuant to the terms of his retirement, Mr. Cook will receive the benefits outlined in the Retirement Policy.

Our 2013 Stock Incentive Plan and LTI Programs under the 2013 Senior Management Incentive Plan provide for the payment of awards following a change in control and certain terminations of employment. In general, our stock incentive plans and LTI Programs define a change in control as follows:

•

the acquisition by any individual, entity or group of the beneficial ownership of 40% or more of the then outstanding common shares of the Company or the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors;

•	individuals who constitute the Board as of the date of relevant stock incentive plans or future directors approved by such Board cease for any reason to constitute at least a majority of such Board;

•

subject to certain exceptions contained in the plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company; or

•	the consummation of a plan of complete liquidation or dissolution of the Company.

The tables below reflect the amount of compensation to be received by each of the named executive officers in the event of a change in control and certain terminations of each executive’s employment. The amounts shown assume that such change in control or termination was effective as of December 31, 2016, and thus includes amounts earned through such time and are estimates of the amounts which would be received by the executives upon a change in control or their termination. The calculations in the tables below are based on our closing stock price on December 30, 2016 of $18.38 per share. The actual amounts to be received by the executives can only be determined at the time of such change in control or separation from the Company.

Mr. Cook is excluded from the following tables due to his retirement from the Company, effective March 3, 2017. In connection with his retirement, Mr. Cook did not receive any benefits under the

Executive Severance Policy. Please see above for a quantification of the estimated benefits to be received by Mr. Cook under the terms of the Retirement Policy.

As discussed above, pursuant to the terms of the Transition Agreement, as of September 8, 2016, Mr. Dugas was no longer eligible to receive benefits under the Executive Severance Policy or Retirement Policy. Pursuant to the terms of the Transition Agreement, Mr. Dugas continues to receive his current base salary of $1,200,000 through the date he ceases to serve as Executive Chairman, remained eligible to receive his 2014-2016 performance cycle granted pursuant to the LTI Program under the Company’s 2013 Senior Management Incentive Plan (valued at $1,708,500, based on performance through December 31, 2016) and remained eligible to receive a 2017 grant of restricted share units (119,775 shares granted in February 2017, with a grant date value equal to $2,550,010). In addition, in exchange for Mr. Dugas signing a general release of claims in favor of the Company, Mr. Dugas (i) received his 2016 annual bonus ($1,480,053, as reported in the 2016 Summary Compensation Table), (ii) remains eligible to receive his 2017 annual bonus, if any, with a target opportunity consistent with the 2016 bonus opportunity and dependent on the Company’s attainment of the 2017 performance goals established by the Compensation Committee and prorated through his date of retirement as Executive Chairman (estimated value of $501,370, based on target opportunity and expected service through the Annual Meeting), (iii) the amounts earned, if any, for the 2015-2017 and 2016-2018 performance cycles under the LTI Program, based on the actual performance of the Company during the applicable performance cycles and prorated for his expected period of service with the Company during the applicable performance cycle (estimated value of $1,083,983 based on performance through December 31, 2016) and (iv) continued vesting of his restricted share and restricted share unit awards that remain outstanding on the date of his retirement as Executive Chairman (estimated value of $5,062,164 based on the December 30, 2016 closing stock price of $18.38). We have included Mr. Dugas in the table below for benefits to be received upon a termination due to death or disability or following change in control.

Involuntary Termination without Cause or Termination for Good Reason(1)

	Cash Severance(2)	Annual Incentive(3)	Acceleration of Long-Term Incentive Awards(4)	Acceleration of Outstanding Restricted Shares and Performance Shares(4)	Continued Benefits Coverage(5)	Total Benefits
Ryan R. Marshall	$1,800,000	$690,690	$271,166	$2,490,160	$19,483	$5,271,499
Robert T. O’Shaughnessy	$1,500,000	$740,025	$261,527	$2,299,853	$28,364	$4,829,769
Harmon D. Smith	$1,400,000	$690,690	$259,366	$2,272,081	$24,940	$4,647,077
James R. Ellinghausen	$1,100,000	$542,685	$230,879	$2,050,786	$19,486	$3,943,836

Termination due to Death or Disability

	Acceleration of Long-Term Incentive Awards(4)	Acceleration of Outstanding Restricted Shares and Performance Shares(4)	Total Accelerated Long- Term Awards
Richard J. Dugas, Jr.	$2,550,000	$7,470,661	$10,020,661
Ryan R. Marshall	$716,584	$2,490,160	$3,206,744
Robert T. O’Shaughnessy	$783,326	$2,299,853	$3,083,179
Harmon D. Smith	$766,652	$2,272,081	$3,038,733
James R. Ellinghausen	$700,000	$2,050,786	$2,750,786

Change In Control and a Qualifying Termination

	Acceleration of Long-Term Incentive Awards(4)	Acceleration of Outstanding Restricted Shares and Performance Shares(4)	Total Accelerated Long- Term Awards
Richard J. Dugas, Jr.	$5,100,000	$7,470,661	$12,570,661
Ryan R. Marshall	$1,525,000	$2,490,160	$4,015,160
Robert T. O’Shaughnessy	$1,575,000	$2,299,853	$3,874,853
Harmon D. Smith	$1,550,000	$2,272,081	$3,822,081
James R. Ellinghausen	$1,400,000	$2,050,786	$3,450,786

Change In Control without a Termination of Employment

Acceleration of Outstanding Restricted Shares and Performance Shares(4)
Richard J. Dugas, Jr.	$4,478,691
Ryan R. Marshall	$995,811
Robert T. O’Shaughnessy	$1,361,186
Harmon D. Smith	$1,333,414
James R. Ellinghausen	$1,229,457

(1)	Under the terms of the Executive Severance Policy, the named executive officers are eligible to receive cash severance, a prorated payout of the annual incentive award for the year of termination, a prorated payout of outstanding long-term incentive awards and a cash payment equal to health care continuation coverage in the event of a termination other than due to cause, death, disability resignation other than for constructive termination or as a result of a corporate transaction where the executive is offered comparable employment. In addition, pursuant to the terms of the award agreements, the named executive officers are eligible to receive additional equity vesting in the event of an involuntary termination without cause (as described in footnote 4 to this table).

(2)	Amounts reported in this column represent cash severance (base salary multiplied by the applicable severance multiple) under the Executive Severance Policy for a qualifying termination of employment under the Executive Severance Policy. Under the terms of the Executive Severance Policy, as of December 31, 2016, the severance multiple applicable to each of the named executive officers was two.

(3)	The executive will receive a prorated bonus under the Annual Incentive Program for the year in which the termination occurs, calculated based on actual performance during the year. Because termination is assumed to occur as of the last day of the fiscal year, the amounts reported represent the full payout of the 2016 Annual Incentive Plan award. This amount is also reported as 2016 compensation in the 2016 Summary Compensation Table.

(4)	Amounts in these columns reflect the long-term incentive awards and equity-based awards to be received upon a termination or a change in control calculated in accordance with the 2013 Stock Incentive Plan, long-term award agreements and Retirement Policy. In the case of stock grants, the equity value represents the value of the shares (determined by multiplying the closing price of $18.38 per share on December 30, 2016 by the number of unvested restricted shares that would vest upon a change in control or following a qualifying termination of employment, death, disability or retirement). The calculation with respect to unvested long-term incentive awards and equity-based awards reflects the following additional assumptions under the 2013 Stock Incentive Plan and long-term award agreements:

Event	Unvested Restricted Share Units (Grants in 2016)	Unvested Restricted Share Units (Grants Prior to 2016)	2015-2017 and 2016-2018 Long-Term Awards

Voluntary Termination of Employment (Other than for Good Reason Following a Change in Control or Retirement)	Forfeit	Forfeit	Forfeit

Voluntary Termination of Employment Due to Constructive Termination Under Executive Severance Policy	Forfeit	Forfeit	Prorated, based on actual Company performance and service through termination date

Involuntary Termination of Employment (Other than for Cause)	Forfeit, unless Committee exercises discretion pursuant to the applicable stock incentive plan to provide for acceleration. For purposes of quantifying potential payments that may be received upon a termination of employment, we have assumed that the Committee exercised discretion to provide for acceleration upon a termination of employment as of December 31, 2016.	Forfeit, unless Committee exercises discretion pursuant to the applicable stock incentive plan to provide for acceleration. For purposes of quantifying potential payments that may be received upon a termination of employment, we have assumed that the Committee exercised discretion to provide for acceleration upon a termination of employment as of December 31, 2016.	Prorated, based on actual Company performance and service through termination date

Retirement (with consent of Company and execution of a non-competition, non- solicitation and confidentiality agreement)	50% of the common shares subject to the award that were not vested immediately prior to the employee’s qualifying retirement will vest upon such retirement date and remaining common shares will continue to vest in accordance with the original vesting schedule set forth in the underlying award agreement.	50% of the common shares subject to the award that were not vested immediately prior to the employee’s qualifying retirement will vest upon such retirement date and remaining common shares will continue to vest in accordance with the original vesting schedule set forth in the underlying award agreement.	Prorated, based on actual Company performance and service through termination date

Death or Termination due to Disability	Accelerate	Accelerate	Prorated, based on target performance and service through termination date

Change in Control	N/A – acceleration requires change in control and a qualifying termination of employment	Accelerate	If executive remains employed with the Company following the change in control, award will be settled at the greater of (i) target and (ii) actual performance

Termination of Employment by the Company without Cause or by the Executive for Good Reason following a Change in Control	Accelerate	See above for treatment upon qualifying termination – awards accelerated upon a change in control	Target payout

(5)	Under the Executive Severance Policy, if the executive properly elects continued health care coverage under applicable law, the executive will receive a payment equal to the difference determined as of the date of termination between active employee premiums and continuation coverage premiums for up to 18 months of coverage.

Risk Management and Compensation

As noted in our Compensation Discussion and Analysis, a key objective of the Company’s compensation program is to appropriately incentivize our executives so that they may act in the best interests of the Company and its shareholders. The Compensation and Management Development Committee believes that its incentive compensation programs should encourage risk within parameters that are appropriate for the long-term health and sustainability of the Company’s business.

At its February 9, 2017 meeting, the Compensation and Management Development Committee, in consultation with Pearl Meyer, reviewed each compensation element, the group of employees eligible to receive each compensation element, the current performance measures and payout ranges, the potential risks posed by each compensation element as well as the processes used to mitigate any such risks. The Compensation and Management Development Committee determined that any risks associated with the Company’s executive and broad-based compensation plans were appropriately mitigated. For example, the maximum payouts under our executive and broad-based annual incentive plans are capped at 200% of target. In addition, the Company uses multiple performance metrics under the Annual Program (i.e., consolidated pre-tax income, operating margins and inventory turns), each of which is subject to the scrutiny of our internal control system as well as the Company’s annual audit. The Compensation and Management Development Committee also believes that equity-based, long-term incentive awards which vest over a period of years aligns the interests of our executives and employees with those of our shareholders in support of the long-term health of the Company. Finally, the Compensation and Management Development Committee believes that its overall review of the competitiveness and reasonableness of the Company’s compensation programs against market data serves as another mechanism to evaluate the compensation program and to identify any risks.

The Compensation and Management Development Committee has adopted a clawback policy. Under the policy, in the event any named executive officer engages in “detrimental conduct” (as defined in the policy), the Committee may require that such named executive officer (i) reimburse the Company for all or any portion of any bonus, incentive payment, equity-based award or other compensation received by such named executive officer within the 36 months following such detrimental conduct and (ii) remit to the Company any profits realized from the sale of Company securities within the 36 months following such detrimental conduct. The purpose of this policy is to discourage inappropriate and excessive risks, as executives will be held accountable for conduct which is harmful to the Company.

Based on its review, the Compensation and Management Development Committee determined that the risks arising from the Company’s executive and broad-based compensation programs are not reasonably likely to have a material adverse effect on the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016 with respect to our common shares that may be issued under our existing equity compensation plans:

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Common Shares Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	3,622,831	$11.9499	26,023,209
Equity compensation plans not approved by shareholders	—	—	—

Total	3,622,831	$11.9499	26,023,209

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with a “related party.” Related parties include our executive officers, directors, nominees for director, 5% or more beneficial owners of our common shares and immediate family members of these persons. We refer to transactions involving amounts in excess of $100,000 and in which the related party has a direct or indirect material interest as an “interested transaction.” Each interested transaction must be approved or ratified by the Nominating and Governance Committee of the Board of Directors in accordance with our written Related Party Transaction Policies and Procedures. The Nominating and Governance Committee will consider, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances as well as the extent of the related party’s interest in the transaction. Since January 1, 2016, there were no interested transactions.

Our Related Party Transaction Policies and Procedures provide that the Nominating and Governance Committee has determined that the following types of transactions are pre-approved or ratified, as applicable, by the Nominating and Governance Committee, even if such transactions involve amounts in excess of $100,000:

•

employment by the Company of an executive officer of the Company if: (i) the related compensation is required to be reported in our proxy statement or (ii) the compensation would have been reported in our proxy statement if the executive officer was a named executive officer and the executive officer is not an immediate family member of another executive officer or director of the Company;

•	compensation paid to a director if the compensation is required to be reported in our proxy statement;

•

any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts;

•

any transaction where the related party’s interest arises solely from the ownership of the Company’s common shares and all holders of the Company’s common shares received the same benefit on a pro rata basis; and

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of five directors, all of whom meet the independence standards contained in the applicable NYSE and SEC rules, and operates under a written charter adopted by the Board of Directors. The Audit Committee selects, subject to shareholder ratification, the Company’s independent public accountants.

PulteGroup management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent public accountants, Ernst & Young LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as an independent audit of the Company’s internal control over financial reporting and issuing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.

During the last year, the Audit Committee met and held discussions with management and Ernst & Young LLP. The Audit Committee reviewed and discussed with PulteGroup management and Ernst & Young LLP the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, as well as by SEC regulations.

The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP such firm’s independence.

The Audit Committee also considered whether the provision of other non-audit services by Ernst & Young LLP to the Company is compatible with maintaining the independence of Ernst & Young LLP, and the Audit Committee concluded that the independence of Ernst & Young LLP is not compromised by the provision of such services.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Members of the Audit Committee

Brian P. Anderson, Chair

Thomas J. Folliard

Joshua Gotbaum

André J. Hawaux

John R. Peshkin

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2016 and 2015, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2016	2015
Audit Fees (1)	$2,058,935	$1,824,000
Audit-Related Fees (2)	116,995	60,995
Tax Fees (3)	47,400	116,149
All Other Fees (4)	—	—

	$2,223,330	$2,001,144

Notes:

(1)	Audit services consisted principally of the audit of the consolidated financial statements included in the Company’s Annual Report on Form 10-K, the audit of the effectiveness of the Company’s internal controls over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and various statutory audit reports.

(2)	Audit-related services consisted principally of audits of employee benefit plans.

(3)	Tax services consisted principally of assistance with tax compliance, the review of tax returns and tax consultation, planning and implementation services.

(4)	The Company did not engage Ernst & Young LLP to perform any other services during the years ended December 31, 2016 and 2015.

Audit Committee Preapproval Policies

The Audit Committee has adopted strict guidelines and procedures on the use of Ernst & Young LLP to provide any services, including a requirement that the Audit Committee approve in advance any services to be provided by Ernst & Young LLP. The Audit Committee approves the annual audit services and fees at its meeting in February and then reviews the Ernst & Young LLP audit plan for the current year during its May meeting. In 2016 and 2015, the Audit Committee preapproved the use of Ernst & Young LLP for certain routine accounting and tax consultation matters, provided that the fees for any individual consultation are not expected to exceed $25,000. Prior to the commencement of any other audit-related, tax or other service, the Audit Committee reviews each individual arrangement, including the nature of the services to be provided and the estimate of the fees to be incurred, prior to engaging Ernst & Young LLP to perform the service to confirm that such services will not impair the independence of Ernst & Young LLP.

ADDITIONAL PROPOSALS REQUIRING YOUR VOTE

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm that performs audit services for the Company. The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017, and the Board of Directors and the Audit Committee recommend that the shareholders ratify this appointment.

In considering Ernst & Young LLP’s appointment for the 2017 fiscal year, the Audit Committee reviewed the firm’s qualifications and competencies, including the following factors:

•	Ernst & Young LLP’s historical performance and its performance during its engagement for the 2016 fiscal year;

•	Ernst & Young LLP’s capability and expertise in handling the breadth and complexity of the Company’s operations;

•	the qualifications and experience of key members of the engagement team, including the lead audit partner, for the audit of the Company’s financial statements;

•	the quality of Ernst & Young LLP’s communications with the Audit Committee during the audit, and with management with respect to issues identified in the audit;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board reports on Ernst & Young LLP; and

•	Ernst & Young LLP’s reputation for integrity and competence in the fields of accounting and auditing.

In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent auditor. The Audit Committee also ensures that the mandated rotation of Ernst & Young LLP’s personnel occurs.

Although there is no requirement that Ernst & Young LLP’s appointment be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent registered public accounting firms if the shareholders choose not to ratify the appointment of Ernst & Young LLP. The Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of the shareholders whenever the Audit Committee deems such termination appropriate.

Amounts paid by us to Ernst & Young LLP for audit and non-audit services rendered in 2016 and 2015 are disclosed elsewhere in this Proxy Statement.

Ernst & Young LLP served as our independent registered public accounting firm during 2016 and has served in this role for many years. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions, and to make a statement if they wish to do so.

The Board of Directors and the Audit Committee recommend that shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as PulteGroup’s independent registered public accounting firm for 2017.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing shareholders with a vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The advisory vote to approve executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.”

The Company asks that you indicate your approval of the compensation paid to our named executive officers as described on pages 30 through 64 of this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors and the Compensation and Management Development Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

At the 2016 annual meeting, the Company’s say-on-pay proposal was approved, on an advisory basis, by approximately 84% of the votes cast. At the 2011 annual meeting, shareholders were also asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. A majority of shareholders voting on the matter indicated a preference for holding such vote on an annual basis. Accordingly, our Board of Directors decided, as previously disclosed, that the advisory vote on executive compensation will be held on an annual basis at least until the next non-binding stockholder vote on the frequency with which the advisory vote on executive compensation should be held, which is occurring at the Annual Meeting (see Proposal Four).

As described in the Compensation Discussion and Analysis, our overall compensation philosophy applicable to named executive officers is to provide a compensation program that is intended to attract and retain qualified executives for PulteGroup through fluctuating business cycles, provide them with incentives to achieve our strategic, operational and financial goals, increase shareholder value and reward long-term financial success.

Key principles of our executive compensation philosophy include:

•	providing total compensation levels that are competitive with our direct competitors within the homebuilding industry, as well as companies of similar size and complexity in related industries;

•	fostering a pay for performance environment by delivering a significant portion of total compensation through performance-based, variable pay;

•	aligning the long-term interests of our executives with those of our shareholders;

•	requiring our executives to own significant levels of the Company shares;

•

balancing cash compensation with equity compensation so that each executive has a significant personal financial stake in the Company’s share price performance (in general, we seek to provide a significant portion of total compensation to named executive officers in the form of equity-based compensation); and

•	balancing short-term compensation with long-term compensation to focus our senior executives on the achievement of both operational and financial goals and longer-term strategic objectives.

This proposal gives our shareholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our shareholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).

The Board of Directors recommends that shareholders vote “FOR” the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL FOUR

ADVISORY VOTE TO APPROVE THE FREQUENCY OF THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing shareholders with a vote to approve, on an advisory basis, the frequency of the non-binding advisory vote regarding the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The advisory vote to approve executive compensation described in this proposal is commonly referred to as a “say-on-frequency” vote.

While the Company will continue to monitor developments in this area, after careful consideration of this proposal, the Board of Directors has determined that the Company should hold a say-on-pay vote every year. An annual say-on-pay vote will allow us to obtain shareholder input on our executive compensation program on a more consistent basis, which aligns more closely with our objective to engage in regular dialogue with our shareholders on corporate governance matters, including our executive compensation philosophy, policies and practices. In addition, holding an annual say-on-pay vote provides the highest level of accountability and communication by enabling the say-on-pay vote to correspond with the most recent executive compensation information presented in our proxy statement for the annual meeting. Holding say-on-pay votes annually reflects sound corporate governance principles and is consistent with a majority of institutional investor policies.

Shareholders are not voting to approve or disapprove the Board of Directors’ recommendation. Instead, the proxy card provides shareholders with four choices with respect to this proposal: one year, two years, three years or shareholders may abstain from voting on the proposal. For the reasons discussed above, we are asking our shareholders to vote for a ONE YEAR frequency when voting at the Annual Meeting.

This vote is an advisory vote only, and therefore it will not bind the Company or the Board of Directors. However, the Board of Directors and the Compensation and Management Development Committee will consider the voting results as appropriate when adopting a policy on the frequency of future say-on-pay votes. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be considered by the Board of Directors as the shareholders’ recommendation as to the frequency of future say-on-pay votes. Nevertheless, the Board of Directors may decide that it is in the best interests of shareholders and the Company to hold say-on-pay votes more or less frequently than the option approved by our shareholders.

The Board of Directors recommends that shareholders vote for “ONE YEAR” as the frequency of the non-binding advisory vote regarding executive compensation.

OTHER MATTERS

Multiple Shareholders Sharing the Same Address

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report or Notice of Internet Availability of Proxy materials, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. Shareholders who hold their shares through a broker may receive notice from their broker regarding the householding of proxy materials. As indicated in the notice that will be provided by these brokers, a single proxy statement and annual report or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once a shareholder has received notice that the broker will be householding, householding will continue until the shareholder is notified otherwise or until the shareholder revokes its consent. If you would prefer to receive separate copies of the proxy materials, please contact your bank, broker or other intermediary. If you currently share an address with another shareholder but are nonetheless receiving separate copies of the proxy materials, you may request delivery of a single copy in the future by contacting your bank, broker or other intermediary. Upon written request to our Corporate Secretary at PulteGroup, Inc., 3350 Peachtree Road Northeast, Suite 150, Atlanta, Georgia, 30326, (404) 978-6400 we will provide separate copies of the proxy materials.

Proxy solicitation cost

PulteGroup pays the cost of soliciting proxies. Additionally, we hired D.F. King & Co., Inc. to assist in the distribution of proxy materials. The fee is expected not to exceed $15,000, plus reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

Shareholder proposals for the 2018 annual meeting

To be included in our proxy statement for next year’s annual meeting, shareholder proposals must be in writing, comply with SEC Rule 14a-8 and be received by PulteGroup by November 21, 2017. Shareholder proposals must be sent to Todd N. Sheldon, our Corporate Secretary, by certified mail, return receipt requested, or by recognized overnight courier, at the following address:

Todd N. Sheldon

Corporate Secretary

PulteGroup, Inc.

3350 Peachtree Road NE, Suite 150

Atlanta, Georgia 30326

In February 2017, our Board of Directors amended the Company’s By-laws to permit a shareholder, or a group of up to 20 shareholders, that has owned at least 3% of our outstanding common stock for at least three years to nominate and include in our proxy statement candidates for our Board, subject to certain requirements (a “proxy access director nomination”). To be properly brought before the 2018 annual meeting of shareholders, a shareholder’s notice of a proxy access director nomination must be received by our Corporate Secretary, by certified mail, return receipt requested, or recognized overnight courier at the mailing address specified for him above, no earlier than October 22, 2017 and no later than November 21, 2017. Any such notice must meet the other requirements set forth in our By-laws.

Shareholder proposals that are intended to be presented at our 2018 annual meeting of shareholders, other than pursuant to Rule 14a-8 or a proxy access director nomination, must be made in writing and sent to our Corporate Secretary by certified mail, return receipt requested, or recognized overnight courier at the mailing address specified for him above, and must be received by PulteGroup by February 4, 2018. Our form of proxy will confer discretionary authority to vote on proposals not received by that date, and the persons named in our form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

Communicating with the Board

You (and any other shareholder or interested party) may communicate directly with the Board of Directors, the non-management directors as a group or any individual director or directors by writing to our Corporate Secretary at the mailing address specified for him above. You should indicate on the outside of the envelope the intended recipient (i.e., full Board of Directors, non-management directors as a group or any individual director or directors) of your communication. Each communication intended for the Board of Directors or any of PulteGroup’s non-management directors and received by our Corporate Secretary will be promptly forwarded to the specified party.

PULTEGROUP, INC. 3350 PEACHTREE ROAD NE SUITE 150 ATLANTA, GA 30326

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Tuesday, May 2, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Tuesday, May 2, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E23492-P87538-Z69704 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PULTEGROUP, INC. The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees		☐	☐	☐

01)  Brian P. Anderson              07)  André J. Hawaux

02)  Bryce Blair                          08)  Ryan R. Marshall

03)  Richard W. Dreiling            09)  Patrick J. O’Leary

04)  Thomas J. Folliard             10)  John R. Peshkin

05)  Joshua Gotbaum               11)  Scott F. Powers

06)  Cheryl W. Grisé                 12)  William J. Pulte

The Board of Directors recommends you vote FOR proposals 2 and 3:								For	Against	Abstain
2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.							☐	☐	☐
3.	An advisory vote to approve executive compensation.							☐	☐	☐
The Board of Directors recommends you vote ONE YEAR on the following proposal:							One Year	Two Years	Three Years	Abstain
4.	An advisory vote to approve the frequency of the advisory vote regarding executive compensation.						☐	☐	☐	☐

NOTE: The shares represented by the proxy card will be voted in accordance with specifications made therein. If no specifications are made, the proxy will be voted FOR Proposals 1, 2, 3, and ONE YEAR for Proposal 4. If any other matter is properly brought before the meeting and any adjournments thereof, the persons named in the proxy will vote in their discretion.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

V.1.1

2017 ANNUAL MEETING ADMISSION TICKET

2017 Annual Meeting of

PulteGroup, Inc. Shareholders

May 3, 2017

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E23493-P87538-Z69704

PulteGroup, Inc.
2017 Annual Meeting of Shareholders
May 3, 2017 at 8:30 A.M. Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby revokes any proxy or proxies previously given and appoints Ryan R. Marshall and Todd N. Sheldon, and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the common shares of PulteGroup, Inc. which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 3, 2017, at 3350 Peachtree Road NE, Atlanta, GA 30326, and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

The shares represented by the proxy card will be voted in accordance with specifications made therein. If no specifications are made, the proxy will be voted FOR Proposals 1, 2, 3, and ONE YEAR for Proposal 4. If any other matter is properly brought before the meeting and any adjournments thereof, the persons named in the proxy will vote in their discretion.

Continued and to be signed on reverse side

V.1.1